Exhibit 10.17

AGREEMENT OF LEASE

Between

ZAPCO 1500 INVESTMENT, L.P.,

Landlord,

and

NUVATION BIO, INC.

Tenant.

PREMISES:

Portion of the Fourteenth (14th) Floor

1500 Broadway

New York, New York

Lease Date: June 30th, 2019

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EXHIBITS

1	Floor Plan of the Premises 1

1-A	Floor Plan of the Licensed Premises

2	Cleaning Specifications

Schedule A	Rules and Regulations

Schedule B	Landlord’s Work

Schedule 12.17	List of Desk Sharers

iii

AGREEMENT OF LEASE (this “Lease”), made as of this 30th day of June, 2019, between ZAPCO 1500 INVESTMENT, L.P., a Delaware limited partnership, having an office at do Tamares Real Estate Holdings, Inc., 24th floor, Times Square Plaza, 1500 Broadway, New York, New York 10036 (hereinafter called, the “Landlord”) and NUVATION BIO, INC., a Delaware corporation, having its principal office at [Address] (hereinafter called, the “Tenant”).

ARTICLE 1

DEMISE, PREMISES, TERM, RENT

1.1 Landlord hereby leases to Tenant and Tenant hereby hires from Landlord a portion of the fourteenth (14th) floor also known as Suite 1401 and as further described on Exhibit 1 annexed hereto and made a part hereof (hereinafter called, the “Premises”) in the building known as 1500 Broadway, in the Borough of Manhattan, City, County and State of New York (said building is hereinafter called, the “Building” and the Building, together with the plot of land upon which it stands, is hereinafter called, the “Real Property”) for a term (hereinafter called, the “Term”) to commence on the Commencement Date (hereinafter defined) and to end on the Expiration Date (hereinafter defined) both dates inclusive unless the Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law for the Rent herein reserved. Tenant agrees to pay the Rent provided for herein in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term from and after the Commencement Date at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever (except as otherwise expressly provided for in this Lease), provided, however, that Tenant shall pay the first monthly installment on the execution of this Lease. The Rent for any portion of a calendar month included in the Term shall be prorated in the ratio that the number of days in such portion bears to the actual number of days in such month. If, on the Rent Commencement Date, or thereafter, Tenant shall be in default in the payment of Rent to Landlord pursuant to the terms of another lease of space in the Building with Landlord or with Landlord’s predecessor-in-interest, Landlord may, at Landlord’s option and without notice to Tenant, add the amount of such arrearages to any monthly installment of the Rent and the same shall be payable to Landlord as additional rent.

1.2 The following definitions contained in this Section 1.2 of this Article I shall have the meanings hereinafter set forth used throughout this Lease, Exhibits, Schedules, and Riders (if any).

(i)	“Base Taxes” means an amount equal to the Taxes payable for the Base Tax Year.

(ii)	“Base Tax Year” means the fiscal tax year commencing July 1, 2019 and ending June 30, 2020.

(iii)	“Broker” means CBRE, Inc.

(iv)	“Commencement Date” means the date on which Landlord’s Work is substantially completed in accordance with Section 1.3 below, estimated to occur on or about November 30, 2019.

(v)	“Electrical Inclusion Factor” means $27,692.00 annually.

(vi)

“Expiration Date” means the seventh (7th) anniversary of the Rent Commencement Date, or such earlier or later date on which the Term shall sooner or later end pursuant to any of the terms or provisions of this Lease or pursuant to law.

(vii)

“Landlord’s Work” means the work and installations at the Premises as set forth in Schedule B. All of the terms, covenants and conditions of Schedule B are incorporated in this Lease by reference and shall be deemed a part of this Lease as though more fully set forth in the body of this Lease.

(viii)	“Permitted Uses” means as executive, administrative and general offices, and those uses ancillary to Tenant’s business subject in any case to Article 2 and to the Building Rules and Regulations.

(ix)	“Rent” means:

(a) Five Hundred Two Thousand Four Hundred Twelve and 00/100 ($502,412.00) Dollars annually, payable in equal monthly installments, in advance, of Forty-One Thousand Eight Hundred Sixty-Seven and 67/100 ($41,867.67) Dollars, from the Commencement Date through and including the last day preceding the first (1st) anniversary of the Commencement Date; and

(b) Five Hundred Fifteen Thousand Four Hundred Sixty-Six and 80/100 ($515,466.80) Dollars annually, payable in equal monthly installments, in advance, of Forty-Two Thousand Nine Hundred Fifty-Five and 57/100 ($42,955.57) Dollars, from the first (1st) anniversary of the Commencement Date through and including the last day preceding the second (2nd) anniversary of the Commencement Date;

(c) Five Hundred Twenty-Eight Thousand Eight Hundred Eighty and 61/100 ($528,880.61) Dollars annually, payable in equal monthly installments, in advance, of Forty-Four Thousand Seventy-Three and 38/100 ($44,073.38) Dollars, from the second (2nd) anniversary of the Commencement Date through and including the last day preceding the third (3rd) anniversary of the Commencement Date;

(d) Five Hundred Forty-Two Thousand Six Hundred Sixty-Three and 29/100 ($542,663.29) Dollars annually, payable in equal monthly installments, in advance, of Forty-Five Thousand Two Hundred Twenty-One and 94/100 ($45,221.94) Dollars, from the third (3rd) anniversary of the Commencement Date through and including the last day preceding the fourth (4th) anniversary of the Commencement Date;

(e) Five Hundred Ninety-Six Thousand Three Hundred Eighty-Five and 00/100 ($596,385.00) Dollars annually, payable in equal monthly installments, in advance, of Forty-Nine Thousand Six Hundred Ninety-Eight and 75/100 ($49,698.75) Dollars, from the fourth (4th) anniversary of the Commencement Date through and including the last day preceding the fifth (5th) anniversary of the Commencement Date;

(f) Six Hundred Twelve Thousand Twenty-Four and 06/100 ($612,024.06) Dollars annually, payable in equal monthly installments, in advance, of Fifty-One Thousand Two and 01/100 ($51,002.01) Dollars, from the fifth (5th) anniversary of the Commencement Date through and including the last day preceding the sixth (6th) anniversary of the Commencement Date;

(g) Six Hundred Twenty-Eight Thousand Ninety-Three and 19/100 ($628,093.19) Dollars annually, payable in equal monthly installments, in advance, of Fifty-Two Thousand Three Hundred Forty-One and 10/100 ($52,341.10) Dollars, from the sixth (6th) anniversary of the Commencement Date through and including the last day preceding the seventh (7th) anniversary of the Commencement Date;

(h) Six Hundred Forty-Four Thousand Six Hundred Four and 23/100 ($644,604.23) Dollars annually, payable in equal monthly installments, in advance, of Fifty-Three Thousand Seven Hundred Seventeen and 02/100 ($53,717.02) Dollars, from the seventh (7th) anniversary of the Commencement Date through and including the Expiration Date;

together with any increases in Rent provided for in this Lease, all additional rent and any other sums payable hereunder. Notwithstanding anything contained herein to the contrary, the Rent includes the Electrical Inclusion Factor described in Section 1.2(v) above.

(x)	“Rent Commencement Date” means two (2) months following the Commencement Date.

(xi)	“Security Deposit Amount” means the sum of $474,720.00.

(xii)	“Tenant’s Proportionate Share” means two percent (2.00%).

1.3 Notwithstanding anything contained in Sections 1.1 or 1.2 of this Article 1 to the contrary, if, on or prior to the date set forth in said Section 1.2 for the commencement of the Term, Landlord shall have failed to substantially complete Landlord’s Work and deliver possession of the Premises for any reason whatsoever, including, but not limited to, the failure of the present tenant of the Premises to vacate and surrender the Premises to Landlord, then: (i) the Term shall not commence on the Commencement Date specified in clause (iv) of Section 1.2 but shall instead commence on the earlier of the date Tenant first occupies the Premises or a date fixed by Landlord in a notice (“Landlord’s Notice”) to Tenant, which date shall be not sooner than five (5) days next following the date of the giving of such notice, which notice shall state that Landlord has substantially completed Landlord’s Work and will deliver possession thereof to the Tenant; and (ii) the Term shall end on the Expiration Date, unless sooner or later ended pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law; and (iii) except as aforesaid, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby. After the determination of the Commencement Date in accordance with the provisions of subsection 1.2(i) or this Section 1.3 of this Article 1, Tenant agrees, upon demand of Landlord, to execute, acknowledge and deliver to Landlord an instrument, in form reasonably satisfactory to Landlord and Tenant, setting forth the Commencement Date, the Rent Commencement Date and the Expiration Date, provided that Tenant’s failure or refusal to deliver such instrument shall have no effect on such dates. For the purposes of this Lease, the term “substantial completion” or

“substantially completed” shall mean that all work (with respect to Landlord’s Work, as indicated in Schedule B annexed hereto, including all approved or permitted change orders in connection thereto, is complete in accordance with the Landlord’s Work documents and Legal Requirements (as defined in Section 6.1) and ADA Requirements (defined below), exclusive of “punch list” (as hereinafter defined) items which do not materially interfere with the operation of Tenant’s use and occupancy of the Premises for the purposes permitted under this Lease.

1.4 Anything in Sections 1.1 or 1.2 of this Lease to the contrary notwithstanding, a portion of the monthly Rent set forth in Section 1.2 above (excluding the Electrical Inclusion Factor), shall be abated for the period commencing on the Commencement Date and ending on the date immediately preceding the Rent Commencement Date in the amount of $39,560.00 per month; provided that, if at any time during the Term of this Lease an Event of Default shall exist beyond applicable grace or cure periods hereunder, the Rent so abated in addition to applicable Rent, costs and fees due hereunder shall immediately be due and payable.

1.5 Notwithstanding anything to the contrary contained herein, commencing on the mutual execution of this Lease (the “License Commencement Date”) and ending on the Commencement Date (the “License Term”), Landlord shall grant to Tenant a license to occupy a portion of the eighteenth (18th) floor in the Building also known as Suite 1801 and as further described on Exhibit 1-A annexed hereto and made a part hereof, or, if such space is not available on the date hereof, any other comparable space in the Building selected by Landlord (either, hereinafter called, the “Licensed Premises”), subject to the terms and conditions set forth herein:

(i)

Tenant agrees (i) to accept the Licensed Premises in the condition which shall exist on the License Commencement Date “as is”, and further agrees that, Landlord shall have no obligation, to perform any work or make any installations in order to prepare the License Premises for Tenant’s occupancy, and (ii) Landlord and Landlord’s agents have made no representations, warranties or promises whatsoever with respect to the Licensed Premises, the Building, the Real Property, the Rents, leases, Taxes, or any other matter or thing, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Tenant represents and warrants that it is fully familiar with the Licensed Premises and the Building and has thoroughly inspected same. Landlord, at Landlord’s cost, shall install a a microwave oven and a refrigerator in reasonable proximity to the sink at the Licensed Premises;

(ii)

Tenant shall pay to Landlord One Thousand Nine Hundred Thirty Nine and 00/100 ($1,939.00) Dollars, in equal monthly installments, in advance, on the first (1st) day of each calendar month from the License Commencement Date through and including the last day preceding the Commencement Date (the “Licensed Premises Electricity Payment”). The monthly Licensed Premises Electricity Payment for any portion of a calendar month included in the License Term shall be prorated in the ratio that the number of days in such portion bears to the actual number of days in such month;

(iii)

No later than fourteen (14) days following Landlord’s notice pursuant to which Landlord substantially completed Landlord’s Work at the Premises, Tenant shall quit and surrender to Landlord the Licensed Premises, broom clean and otherwise in the same condition on the License Commencement Date ordinary wear and tear and damage for which Tenant is not responsible for under the terms of this Lease excepted, and Tenant may remove all of its property pursuant to Article 3 of the Lease. For the avoidance of doubt, Article 21 of the Lease will apply to the Licensed Premises, including without limitation, Tenant’s “holdover” costs with respect to the Licensed Premises;

(iv)

Tenant’s use of the Licensed Premises shall be subject to all of the terms and provisions of this Lease, as amended, applicable to the Premises, as well as all other rules and regulations as may, from time to time, be established by Landlord regarding use of the Licensed Premises;

(v)	Tenant shall not place or store in the Licensed Premises any dangerous or hazardous materials or substances;

(vi)

Landlord or Landlord’s agents shall have the right to enter the Licensed Premises, at all reasonable times and upon prior notice to Tenant (except in an emergency then at any time without notice), to examine the same, to show them to prospective or existing purchasers, mortgagees, lessors or lessees of the Building or the space therein.

(vii)

Notwithstanding anything to the contrary contained herein, the license granted in this Section shall be revocable by Landlord on fourteen (14) days prior written notice to Tenant, in which case Tenant shall remove its property and surrender the Licensed Premises vacant, broom clean and otherwise in the same condition on the date hereof excepting only ordinary wear and tear, casualty and condemnation on or before the expiration of such fourteen (14) day period.

ARTICLE 2

USE AND OCCUPANCY

2,1 Tenant shall use and occupy the Premises for the Permitted Uses, and for no other purpose.

2.1 Anything contained herein to the contrary notwithstanding, Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used in a manner or for a purpose that (i) violates any certificate of occupancy in force for the Premises, or the Building; (ii) causes or is likely to cause damage to the Building, the Premises or any equipment, facilities or other systems therein; (iii) impairs the character, reputation, image or appearance of the Building as a first-class office building; (iv) interferes with the proper, efficient and economic maintenance, operation and repair of the Building or its equipment, facilities or systems, including without limitation, the Building service systems; (v) constitutes a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or interferes with or disrupts the use or occupancy of any area of the Building (other than the Premises) by other tenants or occupants; (vi) results in demonstrations, bomb threats or other events that require evacuation of or increased security for the Building or otherwise disrupts the use, occupancy or quiet enjoyment of the Building by other tenants and occupants; (vii) interferes with the transmission or reception of microwave, television, radio or other communication signals by antennae located on the roof of, or elsewhere in, the Building; (viii) violates any provision of any financing documents from time to time encumbering the Building, all covenants, conditions and restrictions affecting the Building or any modifications, amendments, substitutions, replacements, supplements or additions to any of the foregoing, provided, however, that Tenant shall have received prior written notice of same and a reasonable period to cure any such violation; or (ix) violates any requirement or condition of any insurance policy maintained by Landlord in connection with the Building or of the standard fire insurance policy issues for office buildings in the City of New York or the rules and regulations of the New York Board of Fire Underwriters or Insurance Services Office (or similar bodies). In addition to the foregoing, prohibited uses also include but are not limited to, the use of any part of the Premises for: (n) a restaurant or bar; (o) the preparation, consumption, storage, manufacture or sale of food, beverages, liquor, tobacco or drugs (excluding the sale, storage and consumption of food or beverages from or in connection with vending machines installed for use by Tenant’s employees); (p) the business of photocopying, multilith or offset printing (but Tenant may use part of the Premises for photocopying in connection with its own business); (q) a typing or stenography business; (r) a school or classroom; (s) cooking, lodging or sleeping; (t) the operation of retail facilities of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (u) medical or dental offices or laboratories; (v) a barber, beauty or manicure shop; (w) an employment agency, executive search firm or similar enterprise; (x) a consulate; (y) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind; or (z) any immoral or illegal purposes.

2.2 Tenant, at its sole cost and expense, shall procure and at all times comply with the terms and conditions of any license or permit required for the proper and lawful conduct of the Permitted Uses in the Premises. Tenant shall pay to any taxing authority any fee, tax or other charge levied or assessed by any governmental authority in connection with Tenant’s use and/or occupancy of the Premises, including but not limited to, the New York City commercial occupancy tax.

2.3 Tenant acknowledges that its use of the Premises in contravention of the limitations in this Article 2, or the Building’s Rules and Regulations, would cause irreparable harm to Landlord, and acknowledges that Landlord is entitled to interim and permanent injunctive relief against Tenant and any other person so using the Premises, as a remedy in addition to all of Landlord’s other rights and remedies. Tenant shall cooperate with Landlord in seeking an injunction or any other legal action against any use other than permitted herein by any other person Tenant may have admitted to the Premises.

ARTICLE 3

ALTERATIONS

3.1 Tenant shall not make or perform or permit the making or performance of, any alterations, installations, improvements, additions or other physical changes in or about the Premises (hereinafter collectively called, the “Alterations”) without Landlord’s prior written consent, provided, however, that Landlord’s consent shall not be required for Alterations consisting only of painting, installing or removing wall covering or carpeting and which are solely of a cosmetic or decorative nature (“Decorative Alterations”) so long as such Decorative Alterations are not visible from the exterior of the Building and provided Tenant shall notify Landlord in writing of the nature of such Decorative Alteration and the contractors to be performing the same at least thirty (30) days prior to commencement and perform such Decorative

Alteration in accordance with all other provisions of this Article 3. Landlord’s consent to Alterations may be withheld for any reason or for no reason, provided, however, that with respect to non-structural Alterations which do not require electrical, plumbing or HVAC work and which do not affect any other Building systems or space outside of the Premises (“Non-Structural Alterations”), Landlord’s consent shall not be unreasonably withheld.

3.2 All Alterations shall be done in compliance with all applicable laws, regulations and codes, at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate, All Alterations made and installed by Tenant, or at Tenant’s expense, upon or in the Premises which are of a permanent nature and which cannot be removed without damage to the Premises or Building shall become and be the property of Landlord, and shall remain upon and be surrendered with the Premises as a part thereof at the end of the Term of this Lease, except that Landlord shall have the right and privilege at the time Landlord grants its consent to any Alteration to designate such Alteration (but not Decorative Alterations and Non-Structural Alterations) as a “Specialty Alteration”, which shall be removed by Tenant at the end of the Term and, in the event of service of such notice, Tenant will, at Tenant’s own cost and expense, remove the same in accordance with such request, and restore the Premises to its original condition, ordinary wear and tear and casualty excepted; provided however that, Tenant shall not be required to remove any Decorative Alterations or Non-Structural Alterations installed in accordance with the terms of this Lease. All furniture, furnishings and movable fixtures and partitions installed by Tenant and all Alterations in and to the Premises which may be made by Tenant at its own cost and expense prior to and during the Term, or any renewal thereof, shall remain the property of Tenant and upon the Expiration Date or earlier end of the Term or any renewal thereof, shall be removed from the Premises by Tenant, provided, however, that Tenant shall repair any damage to the Premises or the Building caused by such removal to Landlord’s reasonable satisfaction. For the purposes of this Section 3.2, “Specialty Alterations” shall mean any Alterations that would be unusually difficult or expensive to remove or which are not typical for office use. Tenant shall not be required to remove any Alteration other than Specialty Alterations designated by Landlord as such at the time of granting its consent.

3.3 Prior to making any Alterations Tenant (i) shall submit to Landlord detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing and structural drawings) for each proposed Alteration and shall not commence any such Alteration (other than a Decorative Alteration not requiring Landlord’s consent) without first obtaining Landlord’s written approval of such plans and specifications, which shall not be unreasonably withheld and if not provided within fifteen (15) business days of Tenant’s request, such written approval shall be deemed given, provided, however, that Tenant’s notice requesting Landlord’s approval and the first page of Tenant’s plans shall contain a legend stating in bold capital letters “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIFTEEN (15) BUSINESS DAYS WILL RESULT IN LANDLORD’S CONSENT BEING DEEMED GIVEN” (ii) shall, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and furnish copies of the same to Landlord, and (iii) shall furnish to Landlord duplicate original policies of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration), commercial general liability insurance (including property damage coverage, completed operations/product liability), and builder’s risk insurance (issued on a completed value basis), all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord and its agents as additional insureds. In addition, Tenant agrees to reimburse Landlord for Landlord’s reasonable out-of-pocket third-party expenses (including expenses of Landlord’s agent) incurred in connection with Landlord’s (or Landlord’s agents) review of the proposed Alteration within ten (10) business days of receipt of an invoice. Before commencing any work on the Alteration, Tenant shall furnish to Landlord such bonds for payment and completion or such other security for completion thereof and payment therefor as Landlord shall require and in such form as is satisfactory to Landlord and in an amount which shall be one hundred twenty (120%) percent of Landlord’s estimate of the cost of performing such work, provided, however, that for any Alteration that is reasonably estimated to cost less than $2,000,000, in lieu of such security, Tenant may furnish Landlord with evidence, reasonably satisfactory to Landlord, that Tenant possesses adequate capital to finance the Alteration in question. Upon completion of such Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alteration required by any governmental or quasi-governmental bodies and shall furnish Landlord with copies thereof, together with copies of “as-built” plans for such Alteration.

3.4 Prior to commencing any Alteration (including a Decorative Alteration), Tenant shall submit to Landlord for its approval (which shall not be unreasonably withheld or delayed) a list of the contractors and subcontractors (categorized by trade) which Tenant proposes to use or from which Tenant proposes to solicit bids in connection therewith. Tenant shall not commence any Alteration until Landlord has approved of Tenant’s proposed contractors or subcontractors, which shall not be unreasonably withheld, conditioned or delayed, provided within fifteen (15) business days of Tenant’s request, such written approval shall be deemed given, provided, however, that Tenant’s notice requesting Landlord’s approval shall contain a legend stating in bold capital letters “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIFTEEN (15) BUSINESS DAYS WILL RESULT IN LANDLORD’S CONSENT BEING DEEMED GIVEN”. If, prior to or after commencement of any Alteration, there is a change in the contractors or subcontractors, Tenant shall submit a new or supplemental list and the foregoing provisions shall be applicable thereto. Notwithstanding anything to the contrary contained herein, connections to, and disconnections from, the Building’s fire safety system, the Building’s sprinkler, and the Building’s condenser or chilled water system shall be performed, in each case, solely at Tenant’s expense, and only by contractors charging commercially reasonable rates designated by Landlord. All Alterations shall be made and performed in accordance with the Rules and Regulations (hereinafter defined); all materials and equipment to be incorporated in the Premises as a result of all Alterations shall be new and first quality; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. Any mechanic’s lien filed against the Premises, or the Real Property, for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense, by payment or filing the bond required by law. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, and Tenant agrees to so notify any contractor performing work in the Premises. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if, in Landlord’s sole discretion, such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict or if any union establishes a picket line with respect to such employment, and Tenant does not, within 24 hours and without expense to Landlord, obtain an order from a court or governmental agency enjoining such picketing, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

3.5 All Alterations performed by Tenant in and to the Premises shall be done in a fashion such that the Premises and the Building shall be in compliance with the requirements of Local Law 5 of 1973 of The City of New York, as heretofore and hereafter amended (“Local Law 5 Laws”). The foregoing shall include, without limitation, (i) compliance with the compartmentalization requirements of Local Law 5, (ii) relocation of existing fire detection devices, alarm signals and/or communication devices necessitated by such Alterations and (iii) installation of such additional fire control or detection devices as may be required by applicable governmental or quasi-governmental rules, regulations or requirements (including, without limitation, any requirements of the New York Board of Fire Underwriters) as a result of. Tenant’s manner of use of the Premises or the Alterations. Landlord shall not be responsible for any damages to Tenant’s fire control or detection devices nor shall Landlord have any responsibility for the maintenance or replacement thereof. Tenant shall submit to Landlord for Landlord’s approval all design specifications and requirements prepared in connection with Tenant’s installation of said fire control or detection devices. Notwithstanding the foregoing, Landlord will determine what modifications, if any, to the base building fire alarm system will be required as a result of Tenant’s fire control system and peripheral devices. Such modifications shall be performed by Landlord at Tenant’s sole cost and expense. All such fire control devices shall be manufactured by a company designated by Landlord. In the event a local panel is required to be installed in the Premises in accordance with the foregoing provisions, such local panel shall be a type designated by Landlord.

ARTICLE 4

REPAIRS-FLOOR LOAD

Landlord shall maintain and repair the public portions of the Building, both exterior and interior, including the roof in conformance with the standards of non-institutional office buildings in Manhattan comparable to the Building. Tenant shall, throughout the Term, take good care of the Premises and the fixtures and appurtenances therein and at Tenant’s sole cost and expense, make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted. Tenant shall pay Landlord for all replacements to the lamps, tubes, ballasts and starters in the lighting fixtures installed in the Premises. Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of or Alterations made by Tenant, Tenant’s servants, employees, invitees or licensees, shall be repaired promptly by Landlord at Tenant’s sole cost and expense, to the satisfaction of Landlord. Tenant also shall repair all damage to the Building and the Premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction and shall be made in accordance with the provisions of Article 3 hereof. If Tenant fails after ten (10) days’ notice to proceed with due diligence to make repairs required to be made by Tenant or if such repairs are structural in nature or affect a Building system, the same may be made by Landlord, at the expense of Tenant and the expenses thereof incurred by Landlord, shall be collectible by Landlord as additional rent within ten (10) days after rendition of a bill or statement therefor. Tenant shall give Landlord prompt notice of any defective condition in any plumbing, electrical, air-cooling or heating system located in, servicing or passing through the Premises. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, business machines and heavy equipment and installations. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Except as provided in Article 10 hereof, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building, or the Premises, or in or to fixtures, appurtenances, or equipment thereof. If the Premises are or become infested with vermin, Tenant, at Tenant’s expense, shall cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be approved by Landlord. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein.

ARTICLE 5

WINDOW CLEANING

Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction over the Building.

ARTICLE 6

REQUIREMENTS OF LAW

6.1 Tenant at its sole expense shall comply with all existing or future laws, orders and regulations of federal, state, county and municipal authorities and with any existing or future direction of any public officer or officers, pursuant to law, and all existing or future rules, orders, regulations or requirements of the New York Board of Fire Underwriters, or any other similar body which shall impose any violation, order or duty upon Landlord or Tenant (collectively, the “Legal Requirements”) with respect to the Premises or Tenant’s occupancy of the Premises. Notwithstanding the foregoing, Tenant’s obligations under the preceding sentence shall impose no obligation on Tenant to make any alterations to the Premises or the Building, whether structural or otherwise, or to otherwise comply with any of such laws, orders and regulations, unless such obligations under the preceding sentence arise as a result of (i) the manner of conduct of Tenant’s business or operation of its equipment therein; (ii) any cause or condition created by or at the instigation of Tenant, including, without limitation, any Alteration; (iii) the breach of any of Tenant’s obligations hereunder; or (iv) any Hazardous Material brought into the Building by Tenant, any subtenant of Tenant or any of their agents, contractors or invitees. Tenant shall promptly forward to Landlord any notice it receives of the violation of any law involving the Premises. Tenant shall pay, within twenty (20) days after demand thereof, all the costs, expenses, fines, penalties and damages that may be imposed upon Landlord by reason of or arising out of Tenant’s failure to comply with the provisions of this Section 6.1.

6.2 Landlord represents, that to the best of its knowledge, no asbestos containing materials (“ACM”) exist in the Premises. Notwithstanding the foregoing, to the extent any ACM is found to exist in the Premises during the term of the Lease (other than any ACM placed in the Premises by Tenant), which ACM shall be required to be removed, encapsulated or otherwise treated as a result of Alterations being performed by Tenant, or pursuant to applicable law, then Landlord, at Landlord’s sole cost and expense, shall remove, treat or encapsulate such ACM in accordance with applicable law.

6.3 Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with any insurance policies covering the Building and fixtures and property therein; and shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, New York Fire Insurance Rating Organization or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the Building, or use the Premises in a manner which shall increase the rate of fire insurance on the Building or on property located therein, over that in similar type buildings or in effect prior to this Lease. Any work or installations made or performed by or on behalf of Tenant or any person claiming through or under Tenant pursuant to this Article shall be made in conformity with, and subject to the provisions of Article 3 hereof. If by reason of failure of Tenant to comply with the provisions of this Article, the fire insurance rate shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure or use by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or the Premises issued by the New York Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Premises. If either Landlord or Tenant is required to provide cleaning and/or rubbish removal services at the Premises, Tenant shall take such steps, and shall cause its employees, agents, contractors and business visitors to observe such rules, regulations and requirements as may, from time to time, be imposed or enacted by Landlord by notice to Tenant with respect to such cleaning or rubbish removal, as are, in Landlord’s reasonable judgment, necessary to ensure that such cleaning and/or rubbish removal services are performed in accordance with all applicable ordinances, laws, statutes or other rules, regulations or requirements related thereto as are, or shall be, enacted or imposed in connection with the Building the Premises. Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, liability or expense of any kind or nature incurred by Landlord as a result of the Tenant’s failure to comply, or cause its employees, agents, contractors or business visitors to comply with all such rules, regulations and requirements as may be imposed or enacted by Landlord in connection herewith.

6.4 Neither Tenant nor any of its officers, partners, employees, agents, subtenants, contractors or invitees shall cause or permit any Hazardous Material (including asbestos or asbestos containing materials) to be used, stored, released, handled, produced or installed in, on or from the Premises or the Building, other than customary amounts of office and cleaning supplies for which no special governmental permit, approval or license is required and only so long as the same are stored, used and disposed of in strict compliance with all laws. For purposes of this Lease, “Hazardous Materials” shall mean any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as a “hazardous substance”, “hazardous waste” or “hazardous material” under any federal, state or local statute, regulation or ordinance applicable to the Premises, as well as any amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time.

6.5 Following the Commencement Date, Tenant shall promptly comply with all requirements relating to the Americans with Disabilities Act, 42 U.S.C. §12,101 et seq., and the regulations promulgated thereunder as in effect from time to time and with all similar state and local laws (“ADA Requirements”). Tenant shall have exclusive responsibility for compliance with ADA Requirements pertaining to the interior of the Premises, including for the design and construction of the access thereto and egress therefrom. Landlord shall have responsibility for compliance with ADA Requirements which affect the public areas of the Building to the extent failure to comply will affect Tenant’s use or occupancy of the Premises or the performance by Tenant of Alterations. Tenant shall comply with any reasonable plan adopted by Landlord which is designed to comply with ADA Requirements.

6.6 Notwithstanding anything in this Article 6 to the contrary, Landlord shall be responsible at its cost and expense for delivering the Premises on the Commencement Date with Landlord’s Work completed in accordance with all Legal Requirements, including but not limited to the ADA Requirements.

ARTICLE 7

SUBORDINATION

7.1 This Lease is subject and subordinate to each and every ground or underlying lease of the Real Property or the Building heretofore or hereafter made by Landlord (collectively the “Superior Leases”) and to each and every trust indenture and mortgage (collectively the “Mortgages”) which may now or hereafter affect the Real Property, the Building or any such Superior Lease and the leasehold interest created thereby, and to all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof or thereto, substitutions therefor, and advances made thereunder. This clause shall be self-operative and no further instrument of subordination shall be required to make the interest of any lessor under a Superior Lease, or trustee or mortgagee of a Mortgage superior to the interest of Tenant hereunder. In confirmation of such subordination, however, Tenant shall execute promptly. any certificate solely to confirm such subordination that Landlord may reasonably request If the date of expiration of any Superior Lease shall be the same day as the Expiration Date, the Term shall end and expire twelve (12) hours prior to the expiration of the Superior Lease. Tenant covenants and agrees that, except as expressly provided herein, Tenant shall not do anything that would constitute a default under any Superior Lease or Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default under any of the foregoing, provided that Landlord shall have given prior written notice to Tenant of the applicable terms of such Superior Lease or Mortgage. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, any lending institution shall request reasonable modifications of this Lease that do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease, Tenant covenants to promptly make such modifications. Landlord shall use reasonable efforts to obtain a non-disturbance agreement in favor of Tenant from Landlord’s lender on their standard form, provided, however, that effectiveness of this Lease shall not be contingent on Landlord obtaining any such non-disturbance agreement.

7.2 If at any time prior to the expiration of the Term (i) any Superior Lease shall terminate or be terminated for any reason or (ii) any mortgagee shall foreclose upon Landlord’s interest in the Building, Tenant agrees, at the election and upon demand of any owner of the Real Property or the Building, or the lessor under any such Superior Lease, or of any mortgagee in possession of the Real Property or the Building, to attorn, from time to time, to any such owner, lessor or mortgagee. Tenant further agrees that upon the request of any mortgagee in possession, it will enter into a new lease with such mortgagee upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease. The provisions of this Section 7.2 shall inure to the benefit of any such owner, lessor or mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Without limiting the foregoing, however, Tenant, upon demand of any such owner, lessor or mortgagee, agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of this Section 7.2, satisfactory to any such owner, lessor or mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section 7.2 shall be construed to impair any right otherwise exercisable by any such owner, lessor or mortgagee.

7.3 If any act or omission of Landlord would give Tenant the right, immediately or after the giving of notice and/or a lapse of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until: (i) it has given written notice of the act or omission to Landlord and each owner, lessor or mortgagee whose name and address had been furnished to Tenant in writing, which notice shall describe Landlord’s default with reasonable detail, specifying the section of this Lease as to which Landlord is in default, and a reasonable period for remedying the act or omission shall have elapsed following the giving of such notice and no remedy shall have been commenced. If within such reasonable period, such owner, lessor or mortgagee gives Tenant notice of its intention to remedy the act or omission and thereafter commences and diligently prosecutes the required remedial action to completion, Tenant shall have no right to terminate this Lease on account of the act or omission.

ARTICLE 8

RULES AND REGULATIONS

Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations annexed hereto and made a part hereof as Schedule A (the “Rules and Regulations”), and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt on such notice to be given as Landlord may elect. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. No sign, advertisement, object, notice or lettering shall be exhibited, inscribed, painted or affixed by Tenant, in or on the windows or doors, or on any part of the outside of the Premises or the Building, or on any point inside the Premises where the same might be visible outside of the Premises, without the prior written consent of Landlord in each instance. Signs and lettering on doors shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a size and color acceptable to Landlord. Tenant acknowledges that Landlord intends to have a uniform signage program for the Building and all signage in the elevator lobby on the floor on which the Premises is located, as well as all signage within the Premises which is visible from public portions of the Building, shall be required to conform to such program. If, after written notice to Tenant and Tenant’s failure to remove such violating signage within twenty-four (24) hours of such written notice, Landlord may remove any such signage and lettering without any liability and may charge the expense incurred by such removal to Tenant. For clarity, in the event Tenant elects not to have any signage for itself within the Building or Premises, then no such signage shall be displayed or installed, provided, however, that Landlord shall have the right to include directional signage for other tenants and/or occupants on the floor of the Premises in the lobby of the Building.

ARTICLE 9

INSURANCE

9.1 Tenant shall obtain and keep in full force and effect during the Term:

(i)

a policy of commercial general public liability insurance, including bodily injury and property damage coverage, with a broad form contractual liability endorsement or its equivalent, naming Tenant as insured and protecting Landlord, Landlord’s employees and agents, and any mortgagees or lessors having an interest in the Real Property of which Tenant shall have been notified, as additional insureds (issued on an “occurrence” basis and not a “claims made” basis) against claims for personal injury, death and/or third-party property damage occurring in or about the Premises or the Building, and under which the insurer agrees to waive any right of recovery such insurer may have had against Landlord, Landlord’s employees and agents, and any mortgagees or lessors having an interest in the Real Property and to indemnify, defend and hold Landlord harmless from and against, among other things, all cost, expense and/or liability (including, without limitation, reasonable attorneys’ fees) arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Article 37 hereof. Such policy shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained to Landlord. The minimum limits of liability applicable exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000 (or in any increased amount (or in the form of an umbrella liability policy for “excess” liability coverage) required by Landlord in the exercise of Landlord’s commercially reasonable discretion); and

(ii)

insurance against loss or damage by fire and such other risks and hazards (including burglary, theft, vandalism, sprinkler leakage, breakage of glass within the Premises) as are insurable under then available standard forms of “all risk” insurance policies, to Tenant’s personal property and business equipment and fixtures (hereinafter, “Tenant’s Property”) and, whether or not such alterations or tenant improvements had been paid for or performed by Tenant, any Alterations and tenant improvements in and to the Premises (hereinafter, the “Tenant’s Work”) for the full replacement cost value thereof (with such policy having a deductible not in excess of an amount to be determined by Landlord in the exercise of Landlord’s commercially reasonable discretion) protecting Tenant, Landlord, Landlord’s employees and agents, and any mortgagees or lessors having an interest in the Real Property of which Tenant shall have been notified; and

(iii)	business interruption insurance in an amount sufficient to prevent Tenant from becoming a co-insurer.

9.2 Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least thirty (30) days prior to the expiration or other termination of any such policies, Tenant agrees to deliver to Landlord, upon Landlord’s request therefor, evidence of payment for the policies and true and complete copies of the actual policies together with certificates evidencing such insurance. All such policies shall contain endorsements that (i) such insurance may not be modified or cancelled or allowed to lapse except upon thirty (30) days’ written notice to Landlord containing the policy number and the names of the insured and the certificate holder, and (ii) Tenant shall be solely responsible for payment of all premiums under such policies and Landlord shall have no obligation for the payment thereof notwithstanding that Landlord is or may be named as an additional insured. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided for in this Lease in the event of Tenant’s default. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York which rate, in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation), as having a general policy-holder rating of “A” and a financial rating of at least “XIII”. Tenant shall not carry separate or additional insurance, whether concurrent or contributing, in the event of any loss or damage, with any insurance required to be obtained by Tenant under this Lease.

9.3 The parties hereto shall procure an appropriate clause in, or endorsement on, any “all risk” or fire or extended coverage insurance covering the Premises, the personal property, fixtures or equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery by the insured prior to any loss. The waiver of subrogation or permission for waiver of the right of recovery in favor of Tenant shall also extend to all other persons or entities occupying or using the Premises in accordance with the terms of the Lease. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provisions or consent to a waiver of right of recovery, each party shall advise the other of the amount of any such additional premiums by written notice and the other party shall pay the same or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or consent. It is expressly understood and agreed that Landlord will not be obligated to carry insurance on and will not be responsible for Tenant’s Property or Tenant’s Work or insurance against interruption of Tenant’s business.

9.4 As to each party hereto, provided such party’s right of full recovery under the applicable policy is not adversely affected, such party hereby releases the other (along with its servants, agents, employees and invitees) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty i.e. in the case of Landlord, as to the Building, and, in the case of Tenant, as to Tenant’s Property and Tenant’s Work (including rental value or business interruption, as the case may be) occurring during the Term of this Lease.

9.5 Nothing in this Article 9 shall prevent Tenant from taking out insurance of the kind and in the amounts provided for under this Article 9 under a blanket insurance policy or policies covering other properties as well as the Premises provided, however, that any such policy or policies of blanket insurance (i) shall specify therein, or Tenant shall furnish Landlord with a written statement from the insurers under such policy or policies specifying, the amount of the total insurance allocated to the Premises, which amounts shall not be less than the amounts required by this Article 9, and (ii) such amounts so specified shall be sufficient to prevent Tenant from becoming a co-insurer within the terms of the applicable policy or policies, and provided further, however, that any such policy or policies of blanket insurance shall, as to the Premises, otherwise comply as to endorsements and coverage with the provisions of this Article 9.

ARTICLE 10

DESTRUCTION OF THE PREMISES;

PROPERTY LOSS OR DAMAGE

10.1 If the Premises shall be damaged by fire or other casualty, and if Tenant shall give prompt written notice thereof to Landlord, the damages shall be repaired by and at the expense of Landlord and the Rent until such repairs shall be made shall be reduced in the proportion which the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises, Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to repair any damage to, or to replace, any of Tenant’s Property, Tenant’s Work or other property or effects of Tenant.

10.2 Anything in Section 10.1 of this Article 10 to the contrary notwithstanding, if the Premises are totally damaged or are rendered wholly untenantable, and if Landlord shall decide not to restore the Premises, or if the Building shall be so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be desirable (whether or not the Premises shall have been damaged or rendered untenantable), then in any of such events, Landlord, at Landlord’s option, may, not later than ninety (90) days following the damage, give Tenant a notice in writing terminating this Lease. If Landlord elects to terminate this Lease, the Term shall expire upon the fifteenth (15th) business day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions provided for in this section, Tenant’s liability for Rent due from and after the date of such damage shall cease as of the day following such damage and Landlord shall promptly return any overpayment of Rent pursuant to this sentence to Tenant upon Tenant’s written request.

10.3 No penalty shall accrue for reasonable delay which may arise by reason of adjustment of fire insurance on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control.

10.4 The parties agree that this Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and that Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like import now or hereafter in force shall have no application in any such case.

10.5 Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building. Anything in this Article 10 to the contrary notwithstanding, nothing in this Lease shall be construed to relieve Landlord from responsibility directly to Tenant for any loss or damage caused directly to Tenant wholly or in part by the gross negligence or willful misconduct of Landlord. Nothing in the foregoing sentence shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 37 hereof in order to recoup for payments made to compensate for losses of third parties. If at any time any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever including, but not limited to, Landlord’s own acts, or any of such windows are permanently closed, darkened or bricked-up if required by law or related to any construction upon the Building or the Real Property or upon property adjacent to the Real Property by Landlord or others, (including, without limitation the construction of any signage on the Building), Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall reimburse and compensate Landlord as additional rent within ten (10) business days after rendition of a statement for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. Tenant shall give immediate notice to Landlord in the case of fire or accident in the Premises or in the Building. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior written consent (not to be unreasonably withheld) and payment to Landlord of Landlord’s reasonable costs in connection therewith.

ARTICLE 11

EMINENT DOMAIN

11.1 If the whole of the Real Property or the Building or the whole or any material part of the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. In the event of any termination of this Lease and the Term pursuant to the provisions of this Section 11.1, the Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant.

11.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 11.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any furniture, furnishings and fixtures installed by and at the sole expense of Tenant and included in such taking, provided that such award shall not reduce the amount of the award otherwise payable to Landlord.

ARTICLE 12

ASSIGNMENT AND SUBLETTING

12.1 Except as otherwise set forth in this Article 12, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor underlet, nor suffer, nor permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, and after Tenant shall have defaulted in respect of any of its obligations under this Lease, Tenant shall hold any amounts it receives from any undertenant or occupant in constructive trust for payment of Tenant’s obligations hereunder; but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 12 shall be void.

12.2 If Tenant shall at any time or times during the Term desire to assign this Lease or sublet all or substantially all of the Premises for all or substantially all of the remainder of the Term and Landlord’s consent thereto is required under this Article 12, Tenant shall give written notice thereof to Landlord (the “Proposal Notice”), which notice shall be accompanied by (i) a term sheet setting forth the essential terms and conditions of the proposed assignment or sublease, including but not limited to the effective or commencement date thereof, which shall be not less than thirty (30) nor more than one hundred eighty (180) days after the giving of such notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, and (iv) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease. The Proposal Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (x) sublease such space (hereinafter called the “Leaseback Space”) from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises), or (y) terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises). Said options may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after the aforesaid notice has been given by Tenant to Landlord; and during such thirty (30) day period Tenant shall not assign this Lease nor sublet such space to any person. Provided that Tenant is not in default, if Landlord fails to respond to Tenant’s Proposal Notice within thirty (30) days from receipt, Landlord shall be deemed to have granted its consent to the proposed assignment or sublease described therein, provided, however, that Tenant’s Proposal Notice shall state in bold capital letters on the top of the first page: “FAILURE TO RESPOND TO THIS NOTICE WITHIN THIRTY DAYS WILL RESULT IN LANDLORD’S DEEMED CONSENT TO THE PROPOSED ASSIGNMENT/SUBLEASE DESCRIBED HEREIN,” and, provided, further that Landlord’s consent shall not be deemed given in any case where the sublease/assignment fails to comply in any material respect with the provisions of this Article 12.

12.3 If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Rent and additional rent due hereunder shall be paid and apportioned to such date.

12.4 If Landlord exercises its option to terminate this Lease pursuant to Section 12.2 of this Article 12 or pursuant to the terms of this Lease, Landlord shall be free to and shall have no liability to Tenant if Landlord should lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

12.5 If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at a rental rate equal to the lesser of (i) the rental rate provided for in the proposed sublease and (ii) the rental rate per rentable square foot of Rent and additional rent then payable pursuant to this Lease, and shall be for the same term as that of the proposed subletting, and such sublease:

(a) shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Article 12;

(b) shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Article 12;

(c) shall give the sublessee the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations and improvements in the space covered by such sublease, provided, however, that if such sublease is for less than all or substantially all of the Term of the lease, then at the end of the term of such sublease and if requested to do so by Tenant, the Premises shall be restored by Landlord to a condition reasonably suitable for general office purposes;

(d) shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease provided that such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal, provided, however, that if such sublease is for less than all or substantially all of the Term of the lease, then at the end of the term of such sublease and if requested to do so by Tenant, the Premises shall be restored by Landlord to a condition reasonably suitable for general office purposes; and

(e) shall also provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (3) Tenant, at Tenant’s expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (4) Landlord, at Tenant’s expense, to the extent required by the proposed sublease, may make such alterations as may be required or deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any legal or insurance requirements relating to such separation, and (5) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition.

12.6 (i) If Landlord exercises its option to sublet the Leaseback Space, Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Space during the period of time it is so sublet to Landlord.

(ii)

Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

(iii)	Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or its designee).

12.7 If Landlord does not exercise either option provided to it pursuant to Section 12.2 and provided that Tenant is not in default of any of Tenant’s obligations under this Lease (after notice and the expiration of any applicable grace period) as of the time of Landlord’s consent, and as of the effective date of the proposed assignment or commencement date of the proposed sublease, Landlord’s written consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided and upon condition that:

(i)	Tenant shall have complied with the provisions of Section 12.2 and Landlord shall not have exercised any of its options under said Section 12.2 within the time permitted therefor;

(ii)

In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (a) is in keeping with the then standards of the Building, (b) is limited to the use of the Premises for the Permitted Uses, and (c) will not violate any negative covenant as to use contained in any other lease of office space in the Building;

(iii)

The proposed assignee or subtenant is a reputable person of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(iv)

Neither (a) the proposed assignee or sublessee nor (b) any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee, is then an occupant of any part of the Building provided Landlord has comparable space available in the Building;

(v)

The proposed assignee or sublessee is not a person with whom Landlord is then negotiating to lease space in the Building or a person who has leased or negotiated to lease space in the Building during the six (6) month period ending on the date of the proposed assignment or sublet;

(vi)	The form of the proposed sublease or instrument of assignment shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 12;

(vii)	There shall not be more than two (2) subtenants (including Landlord or its designee) of the Premises;

(viii)	The rental and other terms and conditions of the sublease are substantially similar to those contained in the notice furnished to Landlord pursuant to Section 12.2;

(ix)

Tenant shall reimburse Landlord on demand for the reasonable out-of-pocket third-party costs (including actual costs incurred by Landlord’s agent) that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent;

(x)

Tenant shall not have advertised or publicized in any way the availability of the Premises without prior written notice to and approval by Landlord, which approval shall not be unreasonably withheld, nor shall any advertisement state the name (as distinguished from the address) of the Building or proposed rental rate lower than the rental rate then payable under this Lease; provided, however, that nothing contained herein shall preclude Tenant from entering into a sublease at such a lower rental rate;

(xi)

The proposed occupancy shall not increase the office cleaning requirements or impose an extra burden upon services to be supplied by Landlord to Tenant, unless Tenant agrees to pay any extra costs incurred thereby; and

(xii)

The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of New York State.

Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 12, each subletting pursuant to this Section 12.7 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of Rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article 12. If Landlord shall decline to give its consent to any proposed assignment or sublease pursuant to the terms of this Lease, or if Landlord shall exercise either of its options under Section 12.2, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs, and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

12.8 If (i) Landlord fails to exercise either of its options under Section 12.2 and consents to a proposed assignment or sublease, and (ii) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within ninety (90) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of Section 12.2 before assigning this Lease or subletting all or part of the Premises.

12.9 With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed that:

(i)	No subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease;

(ii)	No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord;

(iii)

Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (a) be liable for any previous act or omission of Tenant under such sublease, (b) be subject to any counterclaim, offset or defense, or (c) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent. The provisions of this Article 12 shall be self-operative and no further instrument shall be required to give effect to this provision; and

(iv)

In the event that there is any purported assignment, subletting or other occupancy of the Premises in violation of this Article 12, then, in addition to and without waiver of any other of Landlord’s rights and remedies, such person agrees, by entering into such purported assignment, sublet or other occupancy, without need for any further writing, to, at Landlord’s election, attorn to Landlord as if such person too was named as Tenant hereunder.

12.10 If the Landlord shall give its consent to any assignment of this Lease or to any sublease for which Landlord’s consent is required under this Article 12, Tenant shall in consideration therefor, pay to Landlord, as additional rent:

(i)

in the case of an assignment, an amount equal to fifty (50%) percent of the positive difference between: (a) all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns) less (b) all reasonable expenses actually incurred by Tenant on account of brokerage commissions, advertising costs and legal fees in connection with such assignment; and

(ii)

in the case of a sublease, fifty (50%) percent of the positive difference between: (a) any rents, additional charges or other consideration actually paid under the sublease to Tenant by the subtenant which is in excess of the Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by

Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns), less (b) all reasonable expenses actually incurred by Tenant on account of brokerage commissions, advertising costs, legal fees, and the cost of demising the premises so sublet (including the cost of constructing any necessary entranceways) in connection with such sublease. The sums payable under this Section 12.10 (ii) shall be paid to Landlord as and when received by Tenant from the subtenant.

12.11 (i) If Tenant is a corporation (or a partnership), the foregoing provisions of Article 12 shall apply to (x) a transfer (by one or more transfers occurring within any twelve (12) month period) of a majority of the stock of Tenant (or, if Tenant is a partnership, a majority interest in the partnership), or (y) the creation of new stock (by one or more transactions occurring within any twelve (12) month period) resulting in the vesting of a majority of the issued and outstanding stock of Tenant in a party or parties who are nonstockholders as of the date immediately prior to such transaction, as if such transfer or vesting of a majority of the stock of Tenant were an assignment of this Lease (each of the foregoing, except as otherwise set forth herein, being referred to as a “Change of Control”) ; but said provisions shall not apply to (and Landlord shall have no recapture or profit-sharing option with respect to) transactions constituting any Change of Control or transactions with a corporation into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred, provided that in any of such events (a) the successor to Tenant (or Tenant itself with respect to a Change of Control or other transfer under this Section 12.11 that does not involve an actual assignment of the Lease to a new entity), immediately after the applicable transfer transaction, has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation, transfer, or other Change of Control, (b) proof evidencing such required net worth shall have been delivered to Landlord by no later than ten (10) business days after to the effective date of any such transaction, and (c) such transaction is not entered into for the purpose of avoiding the provisions of this Article 12. Notwithstanding anything to the contrary contained in Article 12, no transfer, sale, or other disposition of the stock of Tenant occurring in connection with or as a result of a private or public offering or placement of Tenant’s stock, the principal purpose of which is to raise capital for Tenant and not to effect a change in control of Tenant, shall be deemed an assignment of this Lease (or a Change of Control) or otherwise require Landlord’s consent.

(ii)

If Tenant is a partnership, the provisions of Section 12.1 shall apply to a transfer (by one or more transfers occurring within any twelve (12) month period) of a majority interest in the partnership, as if such transfer were an assignment of this Lease. provided, however, that the provisions of Section 12.1 shall not apply to (and Landlord shall have no recapture or profit-sharing option with respect to) transactions constituting any Change of Control or transactions with a corporation into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred, provided that in any of such events (a) the successor to Tenant (or Tenant itself with respect to a Change of Control or other transfer under Section 12.11 that does not involve an actual assignment of the Lease to a new entity), immediately after the applicable transfer transaction, has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation, transfer, or other Change of Control, (b) proof evidencing such required net worth shall have been delivered to Landlord by no later than ten (10) business days after to the effective date of any such transaction, and (c) such transaction is not entered into for the purpose of avoiding the provisions of this Article 12.

(iii)

Notwithstanding anything to the contrary contained in this Article 12, Tenant may assign this Lease and sublease all or any part of the Premises to any Affiliate of Tenant without obtaining Landlord’s consent but subject to all of the other provisions of this Article 12 other than Landlord’s right to recapture the Premises as described in Section 12.2 – 12.6 and the profit sharing provision set forth in Section 12.10. For purposes of this Article 12 “Affiliate of Tenant” shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with, Tenant. For purposes of this definition “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise, together with ownership of at least 51% of the equity and voting interests in such person or entity.

12.12 Any assignment or transfer, whether made with Landlord’s consent pursuant to Section 12.1 or without Landlord’s consent pursuant to Section 12.11, shall be made only if, and shall not be effective until, the assignee shall execute and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the date of such assignment as if it was the original named Tenant and whereby the assignee shall agree that the provisions in Article 12 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers (it being agreed by Landlord than any assignment document utilized for such transfer that effects such assumption shall be deemed to be reasonably satisfactory to Landlord); provided, however, that (a) with respect to any Change of Control or other transfer under Section 12.11 that does not involve an actual assignment of the Lease to a new entity, no such agreement shall be required, and (b) with respect to any other transfer permitted without consent pursuant to Section 12.11, such agreement shall not be required to be delivered before the date that is ten (10) business days after the applicable transfer. The original named Tenant covenants that, notwithstanding (i) any assignment or transfer, whether or not in violation of the provisions of this Lease, (ii) the acceptance of Rent and/or additional rent by Landlord from an assignee, transferee or any other party, (iii) any modification of this Lease entered into between Landlord and an assignee, (iv) any exercise by an assignee of any option to extend, expand or renew this Lease set forth herein, or (v) any default by an assignee, whether or not the original named Tenant has notice thereof, the original named Tenant shall remain fully liable for the payment of the Rent and additional rent and for all other obligations of this Lease on the part of Tenant to be performed or observed.

12.13 The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time, or modifying any of the obligations, of this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

12.14 The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others, nor shall it be deemed notice to Landlord that anyone other than the original named Tenant or an assignee or subtenant permitted hereunder is occupying the Premises. Any such listing, shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant.

12.15 [Intentionally omitted],

12.16 If the Landlord shall recover or come into possession of the Premises before the date herein fixed for the termination of this Lease, Landlord shall have the right, at its option, to take over any and all subleases or sublettings of the Premises or any part thereof made by Tenant and to succeed to all the rights of said subleases and sublettings or such of them as it may elect to take over. Tenant hereby expressly assigns and transfers to Landlord such of the subleases and sublettings as Landlord may elect to take over at the time of such recovery of possession, such assignment and transfer not to be effective until the termination of this Lease or re-entry by Landlord hereunder or if Landlord shall otherwise succeed to Tenant’s estate in the Premises, at which time Tenant shall upon request of Landlord, execute, acknowledge and deliver to Landlord such further instruments of assignment and transfer as may be necessary to vest in Landlord the then existing subleases and sublettings. Every subletting hereunder is subject to the condition and by its acceptance of and entry into a sublease, each subtenant thereunder shall be deemed conclusively to have thereby agreed from and after the termination of this Lease or re-entry by Landlord hereunder of or if Landlord shall otherwise succeed to Tenant’s estate in the Premises, that such subtenant shall waive any right to surrender possession or to terminate the sublease and, at Landlord’s election, such subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognized Landlord, as its landlord, under all of the then executory terms of such sublease, except that Landlord shall not (i) be liable for any previous act, omission or negligence of Tenant under such sublease, (ii) be subject to any counterclaim, defense or offset, (iii) be bound by any previous modification or amendment of such sublease or by any previous prepayment of more than one (1) month’s rent and additional rent which shall be payable as provided in the sublease, (iv) be obligated to repair the subleased space or the Building or any part thereof, in the event of total or substantial total damage beyond such repair as can reasonably be accomplished from the net proceeds of insurance actually made available to Landlord, (v) be obligated to repair the subleased space or the Building or any part thereof, in the event of partial condemnation beyond such repair as can reasonably be accomplished from the net proceeds of any award actually made available to Landlord as consequential damages allocable to the part of the subleased space or the Building not taken or (vi) be obligated to perform any work in the subleased space of the Building or to prepare them for occupancy beyond Landlord’s obligations under this Lease, and the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed automatically upon and as a condition of occupying or using the Premises or any part thereof, to have given a waiver of the type described in and to the extent and upon the conditions set forth in this Article 12.

12.17 Notwithstanding anything herein to the contrary, Tenant may, without Landlord’s consent and without the provisions of Section 12 being applicable thereto, but upon prior written notice to Landlord, permit Tenant’s investors, clients or consultants in the ordinary course of its business (collectively the “Desk Sharers” and individually a “Desk Sharer”) to use Tenant’s individual desks, which may be in separate offices, not to exceed five (5) offices in the Premises in the aggregate, in common with Tenant, provided that (i) such arrangement will terminate automatically with, and each Desk Sharer shall vacate the Premises on or prior to, the expiration or sooner termination of the Lease; (ii) any Desk Sharer shall use the Premises for uses ancillary to Tenant in conformity with all provisions of this Lease and such Desk Sharer otherwise complies with and is fully subject to the provisions of this Lease; (iii) in no event shall the use of any portion of the Premises by a Desk Sharer create or be deemed to create any right, title or interest in or to the Premises for such Desk Sharer; (iv) shall not be separated by demising walls from the balance of the Premises so as to create the necessity for separate entrances from the elevator landing and public corridors; (v) there shall be no separate identification of any Desk Sharer in the lobby of the Building or Building directory; and (vi) there shall be no more than five (5) individual Desk Sharers at any one time. Throughout the term of the Lease, Tenant shall promptly deliver to Landlord a current list identifying the Desk Sharers in the Premises (including name, address and phone number). Any use of the Premises by such Desk Sharers shall not relieve Tenant of any of its obligations or liabilities under this Lease. Permission to Desk Sharers to use the Premises shall not create a tenancy or any other interest in the Premises except a license which shall cease and expire in any event automatically without notice upon the expiration or termination of this Lease and all acts, omissions and operations of each and every Desk Sharer shall be deemed acts, omissions and operations of Tenant.

ARTICLE 13

CONDITION OF THE PREMISES

Tenant agrees (i) to accept possession of the Premises in the condition which shall exist on the Commencement Date “as is”, and further agrees that, except for Landlord’s Work, Landlord shall have no obligation, to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy, and (ii) Landlord and Landlord’s agents have made no representations, warranties or promises whatsoever with respect to the Premises, the Building, the Real Property, the Rents, leases, Taxes, or any other matter or thing, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Tenant represents and warrants that it is fully familiar with the Premises and the Building and has thoroughly inspected same. The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that, at the time such possession was so taken, the Premises and Landlord’s Work, except for minor details of construction commonly referred to as “punch list” items, as well as the Building were in good and satisfactory condition, and that all of the Premises and appurtenances thereto that are the subject of this Lease have been received by Tenant.

ARTICLE 14

ACCESS TO PREMISES

14.1 Landlord reserves the right, and Tenant shall permit Landlord, without any of the same constituting an eviction and without incurring liability to Tenant therefor, (i) to install, erect, use and maintain, repair and replace pipes, ducts and conduits in and through the Premises; provided, however, that Landlord shall, to the extent reasonably practicable and economically feasible under the circumstances, disguise, conceal or camouflage the pipes, ducts and conduits; (ii) to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building (provided Tenant still has reasonable access to the Premises); (iii) to change the Building name or address; and (iv) to impose such controls as it deems reasonably prudent with respect to access to the Building by Tenant’s visitors. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times to examine the same, to show them to prospective or existing purchasers, mortgagees, lessors or lessees of the Building or space therein, and to make such decorations, repairs, alterations, improvements or additions as Landlord may deem necessary or desirable to the Premises or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations or other requirements of government authorities and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Rent shall in no way abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. During the one year prior to the Expiration Date or the expiration of any renewal or extended term, Landlord may exhibit the Premises to prospective tenants thereof and shall provide reasonable prior notice to Tenant of same. If Tenant shall not be personally present to open and permit an entry into the Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may, only in an emergency, forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided. Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known.

14.2 Tenant understands and agrees that the Landlord may perform renovation work in and to the public parts of the Building and the mechanical systems serving the Building (which work may include the repair or replacement of the building exterior facade, window glass, elevators, electrical systems, air-conditioning and ventilating systems, plumbing systems, common hallway or lobby, requiring access to the same from within the Premises) at any time or from time to time during the Term, and that Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of rent, on account of any noise, vibration or other disturbance to Tenant’s business at the Premises (provided that Tenant is not denied access to the Premises) which shall arise out of the performance by Landlord of the aforesaid renovations at the Building. Tenant agrees to grant access to the Premises at all reasonable times, upon reasonable prior notice, for the purpose of performing the aforesaid renovations. Tenant acknowledges and agrees that neither the exterior walls of the Building nor the exterior of the windows and the exterior areas created by the Building set-backs are part of the Premises and Landlord reserves all rights with respect to those walls, windows and set-back areas, including, without limitation, the right of access to such set-back areas and the right to construct permanent signage or other improvements on such set-back areas and elsewhere on the exterior of the Building which may, among other things, obstruct views from the Premises. Landlord shall have no liability to Tenant, nor shall Tenant be entitled to any abatement of Rent or claim of constructive eviction or other claim for damages on account of any construction or operation of signage or other improvements on the Building or on account of the loss of light or views from the Premises due to permanent or temporary signage or signage improvements on the Building.

14.3 Landlord shall use reasonable efforts (which shall not include any obligation to employ labor at overtime rates) to minimize disruption of Tenant’s business during any such entry upon the Premises by Landlord. It is expressly understood and agreed by and between Landlord and Tenant that if Tenant shall commence any action or proceeding seeking injunctive, declaratory or monetary relief in connection with the rights reserved to Landlord under the foregoing provision, or if Landlord shall commence any action or proceeding to obtain access to the Premises in accordance with this Article 14, and if Landlord shall prevail in any such action, then Tenant shall pay to Landlord, as additional rent under this Lease, a sum equal to all reasonable third-party legal fees, costs and disbursements incurred by Landlord (or its agent) in any way related to or arising out of such action or proceeding. Tenant understands and agrees that all parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, core corridor walls, doors and entrances), balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

ARTICLE 15

CERTIFICATE OF OCCUPANCY

Tenant shall not at any time use or occupy the Premises in violation of the Certificate of Occupancy issued for the Premises or for the Building and in the event that any department of the City or State of New York shall hereafter at any time contend and/or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such Certificate of Occupancy, Tenant shall, upon five (5) days’ written notice from Landlord, immediately discontinue such use of the Premises. Failure by Tenant to discontinue such use after such notice shall be considered a default in the fulfillment of a covenant of this Lease and Landlord shall have the right to terminate this Lease immediately, and in addition thereto shall have the right to exercise any and all rights and privileges and remedies given to Landlord by and pursuant to the provisions of Articles 17 and 18 hereof. Landlord shall not, during the Term, amend such Certificate of Occupancy to preclude the Permitted Uses or reduce the number of persons who may occupy the Premises unless otherwise required pursuant to applicable laws.

ARTICLE 16

LANDLORD’S LIABILITY

The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any successor landlord after the sale, conveyance, assignment or transfer by such successor landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee or other transferee that such purchaser, grantee, assignee or other transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder, Neither the shareholders, directors or officers of Landlord, if Landlord is a corporation, nor the partners and members comprising Landlord (nor any of the shareholders, directors or officers of such partners or members), if Landlord is a partnership or limited liability company (collectively, the “Parties”), shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Building and the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. Tenant waives, to the full extent permitted by law, any claim for indirect, consequential or punitive damages, including but not limited to, loss of profits, in connection with any liability of Landlord’s hereunder.

ARTICLE 17

DEFAULT

17.1 Upon the occurrence, at any time prior to or during the Term, of any one or more of the following events (referred to as, the “Events of Default”):

(i)

if Tenant shall default in the payment when due of any installment of Rent or in the payment when due of any additional rent, and such default shall continue for a period of seven (7) days after notice by Landlord to Tenant of such default; or

(ii)

if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Rent and additional rent) and either (a) Tenant shall fail to remedy such default within ten (10) business days after notice by Landlord to Tenant of such default, or (b) if such default is of such a nature that it cannot be completely remedied within said period of ten (10) business days, Tenant shall not commence the cure of such default within said period of ten (10) business days, and thereafter fails to diligently prosecute to completion all steps-necessary to remedy such default and completely remedy such default within sixty (60) days (or such longer period as may be reasonably required to remedy such default as mutually agreed to) of the notice from Landlord; or

(iii)

if Tenant shall default in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord or Landlord’s predecessor in interest of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

(iv)	if the Premises shall become deserted or abandoned; or

(v)	if Tenant’s interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as may be expressly permitted under Article 12 hereof; or

(vi)

if Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property; or

(vii)

if, within thirty (30) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied; or

(viii)

if within any twelve (12) consecutive calendar month period, Tenant shall have on three (3) or more occasions failed to pay Rent or additional rent when due hereunder, or Landlord has had grounds to commence more than two summary proceedings;

then, upon the occurrence, at any time prior to or during the Term, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord’s option, may give to Tenant a five (5) business days’ written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of said five (5) business days with the same effect as if the date of expiration of said five (5) business days were the Expiration Date, but Tenant shall remain liable for damages as provided for in Article 18 hereof.

17.2 If, at any time, (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in clauses (vi) and (vii) of Section 17.1, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by

Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said clauses (vi) and (vii) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under said Section 17.1.

ARTICLE 18

REMEDIES AND DAMAGES

18.1 (i) If an Event of Default shall have occurred under this Lease Tenant, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, or if Tenant shall fail to move into or take possession of the Premises within ninety (90) days after the Commencement Date, or if this Lease and the Term shall expire and come to an end as provided in Article 17:

(a) Landlord and its agents and servants may immediately, or at any time after such default specified in Section 18.1(i) or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(b) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(ii) Solely with respect to those actions properly taken by Landlord pursuant to this Section 18.1, Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Further, Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter”, “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

18.2 (i) If this Lease and the Term shall expire and come to an end as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 18.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a) Tenant shall pay to Landlord all Rent, additional rent and other charges payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as, the “Deficiency”) between the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of subsection 18.1(i) for any part of such period. The Deficiency shall also include all of Landlord’s reasonable, out-of-pocket third-party expenses (including actual expenses incurred by Landlord’s agent) in connection with the termination of this Lease, or Landlord’s re-entry upon the Premises and with such reletting including, but not limited to, all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting. Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c) whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiencies as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of subsection 18.2(i)(b) for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord to an unaffiliated third party for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting. For purposes of this calculation, (1) all additional rent charges due hereunder shall be calculated on the assumption that they would continue to increase at the average rate of increase of additional rent charges in the 24 previous months (or during the prior term hereunder if less); and, (2) at Landlord’s election, the “fair and reasonable rate”, if the Premises are not re-let, shall be deemed to be the rentable square footage of the Premises multiplied by the discounted average rental per square foot in the last three new leases to unaffiliated third parties (excluding renewals) written for space in the Building (or, if fewer than three leases have been written in the previous three (3) months, the most recent lease, or any leases in those three (3) months) discounting for brokerage fees, free rent periods, landlord work letters, and similar expenses, and without reference to any additional rent, escalation or percentage rent clauses therein.

(ii) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 18.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rent reserved in this Lease. Solely for the purposes of this Article, the term “Rent” as used in subsection 18.2(1) shall mean the Rent in effect immediately prior to the date upon which this Lease and the Term shall have expired and come to an end, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase or decrease pursuant to the provisions of Article 28 hereof for the Comparison Year (as defined in said Article 28) immediately preceding such event. Nothing contained in Article 17 or this Article 18 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in subsection 18.2(i) of this Article 18.

18.3 All reasonable costs and expenses, including attorneys’ fees (whether or not legal proceedings are instituted), involved in collecting Rents or enforcing the obligations of Tenant under this Lease, including the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after a breach by Tenant or upon expiration or earlier termination of this Lease, to the extent such costs and expenses have not already been paid as a Deficiency or as liquidated damages under Section 18.2, shall be due and payable by Tenant as additional rent within twenty (20) days of written demand.

ARTICLE 19

FEES AND EXPENSES

19.1 Curing Tenant’s Defaults. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, after notice and the expiration of any applicable grace period (except in the case of emergency where no such notice or grace period shall apply) Landlord may immediately or at any time thereafter on five (5) business days’ written notice perform the same for the account of Tenant, and if Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within five (5) business days of rendition of any bill or statement to Tenant therefor.

19.2 Late Charges. If Tenant shall fail to make payment of any installment of Rent or any additional rent within five (5) days after the date when such payment is due, Tenant shall pay to Landlord, in addition to such installment of Rent or such additional rent, as the case may be, as a late charge and as additional rent, interest on such unpaid sum based on a rate equal to the lesser of (i) three (3%) percent per annum above the then current prime rate or base rate charged by Citibank, N.A. or its successor and assigns, and (ii) the maximum rate permitted by applicable law, computed from the date such payment was due, to and including the date of payment.

19.3 Attorneys’ Fees. In the event of any litigation or arbitration between Landlord and Tenant, and if either party shall substantially prevail on any of its claims, defenses or counterclaims therein, or substantially defeat or cause the dismissal (with or without prejudice) or severance of any claim, defense or counterclaim advanced by the other party, then either party shall be liable to and shall pay to the other party, the other party’s actual attorneys’ fees incurred in connection therewith including but not limited to any attorneys fees incurred in connection with the recovery of any judgment against the other party. This obligation shall survive the termination of this Lease.

19.4 Additional Rent. All payments due from Tenant hereunder shall be deemed, at Landlord’s option, additional rent, and all Landlord’s rights and remedies with respect to Tenant’s obligation to pay Rent or Tenant’s failure to pay Rent shall apply also to Tenant’s obligation to pay additional rent, or failure to do so.

ARTICLE 20

NO REPRESENTATIONS BY LANDLORD

20.1 Landlord or Landlord’s agents have made no representations or promises with respect to the Building, the Real Property, the Premises or Taxes (as defined in Article 28 hereof) except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent of Landlord or the written approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

20.2 Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, of money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment.

20.3 Any escalation provisions herein shall be deemed arbitrary formulas, and not efforts to measure recoupment by Landlord of any particular expenses, and Landlord’s actual expenses shall not limit the amounts due under these arbitrary formulas. Any references herein to the square footage or rentable square footage of the Premises or the Building are otherwise for purposes of arbitrary formulas only, and not a representation as to the actual square footage.

ARTICLE 21

END OF TERM

Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible for under the terms of this Lease excepted, and Tenant may remove all of its property pursuant to Article 3 hereof. Tenant shall not be required to restore the Premises except with respect to any Alterations that Landlord has designated as “Specialty Alterations” in accordance with Article 3. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday this Lease shall expire on the business day immediately preceding. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force and effect in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 21. In addition, the parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be substantial, will exceed the amount of the monthly installments of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord by Tenant or any subtenant or other occupant within twenty-four (24) hours after the Expiration Date or sooner termination of the Term, in addition to any other rights or remedy Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to the greater of (i) two (2) times the aggregate of that portion of the Rent and all additional rent which was payable under this Lease during the last month of the Term, or (ii) the then Fair Market Value of the Premises, as determined by Landlord. Landlord may consider items of Tenant’s Property that remain in the Premises after the expiration or earlier termination of the Term to have been abandoned. In that event, Landlord may, at its option either (x) retain such items as its property or dispose of them without accountability or liability, and in any such manner as Landlord shall determine, all at Tenant’s expense, or (y) remove and store such items for Tenant. Tenant shall reimburse Landlord for the reasonable expenses incurred in connection with such disposal or removal and storage within 20 days after receipt for an invoice therefor. The provisions of this Article 21 shall survive the expiration of the Term. If the Premises are not surrendered upon the expiration or earlier termination of this Lease with respect to all or any portion of the Premises, Tenant hereby indemnifies Landlord against loss, cost, injury, damage, claim, expense, or liability (including attorneys’ fees and disbursements) resulting from delay by Tenant in so surrendering the same, including any claims made by any succeeding tenant or prospective tenant founded upon such delay. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 21, which provisions shall survive the Expiration Date or sooner termination of this Lease.

ARTICLE 22

QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 14 hereof and to all Superior Leases and Mortgages.

ARTICLE 23

FAILURE TO GIVE POSSESSION

Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force and effect and further waives the right to recover any damages that may result from Landlord’s failure to deliver possession of the Premises on the Commencement Date. If Landlord shall be unable to give possession of the Premises on such date, and provided Tenant is not responsible for such inability to give possession, the Rent reserved and covenanted to be paid herein shall not commence until the date specified in Section 1.3 hereof, and no such failure to give possession on such date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder or give rise to any claim for damages by Tenant or claim for rescission of this Lease, nor shall same be construed in any way to extend the Term. If permission is given to Tenant to enter into the possession of the Premises or to occupy premises other than the Premises prior to the Commencement Date, for the conduct of Tenant’s business, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, including the covenant to pay Rent.

ARTICLE 24

NO WAIVER

If there be any agreement between Landlord and Tenant providing for the cancellation of this Lease upon certain provisions or contingencies and/or an agreement for the renewal hereof at the expiration of the Term, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of the Term shall not be considered an extension thereof or a vested right in Tenant to such further term, so as to prevent Landlord from canceling this Lease and any such extension thereof during the remainder of the original Term; such privilege, if and when so exercised by Landlord, shall cancel and terminate this Lease and any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease shall continue during any extension or renewal hereof; any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event Tenant at any time desires to have Landlord sublet the Premises for

Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord shall not prevent a subsequent act, which would have originally constituted a violation, from having all force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver shall be in writing and signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 25

WAIVER OF TRIAL BY JURY

It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise. Tenant shall not interpose any counterclaim it may otherwise assert in any summary proceeding or any other action for possession whether such summary proceeding or other action is based on nonpayment of Rents or on Tenant’s holding over after expiration of the Term or on any other basis whatsoever, unless such counterclaim is a statutory mandatory counterclaim.

ARTICLE 26

INABILITY TO PERFORM

Except as otherwise set forth in this Lease, this Lease and the obligation of Tenant to pay rent and perform all of the other covenants and agreements hereunder shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident or by any cause whatsoever beyond Landlord’s control (collectively, “Force Majeure”), including but not limited to, laws, governmental preemption in connection with a National Emergency or by reason of any rule, order or regulation of any federal, state, county or municipal authority or any department or subdivision thereof or any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

ARTICLE 27

BILLS AND NOTICES

Except as otherwise expressly provided for in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be deemed sufficiently given or rendered if in writing, sent by registered or certified mail (return receipt requested) or by nationally recognized overnight courier addressed (i) to Tenant (a) at Tenant’s address set forth in this Lease if mailed prior to Tenant’s taking possession of the Premises, or (b) at the Building if mailed subsequent to the Commencement Date (or such earlier occupancy by Tenant), or (c) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises, and in all cases a copy of such notice shall be delivered to the Tenant at [Address], or (ii) to Landlord at Landlord’s address set forth in this Lease, with a copy to: Braunstein Turkish LLP, 7600 Jericho Turnpike, Suite 402, Woodbury, New York, 11797, Attn: Harry Braunstein, Esq., or (iii) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the others in accordance with the provisions of this Article 27. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been mailed as provided for in this Article 27.

ARTICLE 28

ESCALATION

28.1 In a determination of any increase or decrease in the Rent under the provisions of this Article 28, Landlord and Tenant agree as follows:

(i)

“Taxes” shall mean the aggregate amount of (a) all real estate taxes, assessments (special or otherwise), sewer and water rents, rates and charges and any other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assumed, levied or imposed upon all or any part of the Real Property (including, without limitation, (1) assessments made upon or with respect to any “air rights”, (2) any assessments levied after the date of this Lease for public benefits to the Real Property or the Building, and (3) any assessments imposed by the Times Square Business Improvements District or similar organization), and (b) any reasonable out-of-pocket third-party expenses (including attorneys’ fees and disbursements and experts’ and other witness’ fees or actual out of pocket expenses incurred by Landlord’s agent) incurred in contesting any of the foregoing or the Assessed Valuation of all or any part of the Real Property, but Taxes shall not include (1) any interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (2) any franchise, estate or inheritance taxes. If at any time after the date hereof the methods of taxation prevailing at the date hereof shall be altered so that in addition to, in lieu of or as a substitute for the whole or any part of the taxes, assessments, rents, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Real Property, there shall be assessed, levied or imposed (w) a tax, assessment, levy, imposition or charge based on the income or rents received therefrom whether or not wholly or partially as a capital levy or otherwise, or (x) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, or (y) a license fee measured by the rents, or (z) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

(ii)

“Assessed Valuation” shall mean the actual amount (and not the so called “target” amount) for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

(iii)	“Tax Year” shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

(iv)

“Comparison Year” shall mean with respect to Taxes, any Tax Year commencing subsequent to the Base Tax Year, for any part or all of which there is an increase in the Rent pursuant to subsection 28.2 of this Article 28.

(v)	Intentionally omitted.

(vi)	Intentionally omitted.

(vii)

“Landlord’s Statement” shall mean an instrument or instruments containing a comparison of any increase or decrease in the Rent for the preceding Comparison Year pursuant to the provisions of this Article 28.

28.2 (i) If the Taxes payable for any Comparison Year (any part or all of which falls within the Term) shall represent an increase above the Base Taxes, then the Rent for such Comparison Year and continuing thereafter until a new Landlord’s Statement is rendered to Tenant, shall be increased by Tenant’s Proportionate Share of such increase. The Taxes shall be initially computed on the basis of the Assessed Valuation in effect at the time Landlord’s Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided for in subsection 28.4(i)(a).

(ii) Intentionally omitted.

28.3 (i) At any time prior to, during or after any Comparison Year Landlord shall render to Tenant a Landlord’s Statement or Statements showing a comparison of the Taxes payable for the Comparison Year with the Base Taxes, accompanied, upon Tenant’s request therefor, by copies of the applicable real property tax bills; and (b) the amount of the increase in the Rent resulting from each of such comparisons. Landlord’s failure to render a Landlord’s Statement during or with respect to any Comparison Year shall not prejudice Landlord’s right to render a Landlord’s Statement during or with respect to any subsequent Comparison Year, and shall not eliminate or reduce Tenant’s obligation to pay increases in the Rent pursuant to this Article 28 for such Comparison Year.

(ii) (a) Intentionally omitted.

(b) With respect to an increase in the Rent resulting from an increase in the Taxes for any Comparison Year above the Base Taxes, Tenant, in case of an increase, shall pay to Landlord, a sum equal to one-half (1/2) of such increase on the first day of June and December of each calendar year. If Landlord’s Statement shall be furnished to Tenant after the commencement of the Comparison Year to which it relates, then (1) until Landlord’s Statement is rendered for such Comparison Year, Tenant shall pay one-half (1/2) of Tenant’s Proportionate Share of Taxes for such Comparison Year on the first day of June and December, as described above, based upon the last prior Landlord’s Statement rendered to Tenant with respect to Taxes, and (2) Tenant shall, within ten (10) days after Landlord’s Statement is furnished to Tenant, pay to Landlord an amount equal to any underpayment of the installments of Taxes theretofore paid by Tenant for such Comparison Year and, in the event of an overpayment by Tenant, Landlord shall permit Tenant to credit against subsequent payments under this subsection 28.2(b) of this Article 28 the amount of such overpayment. If during the Term of this Lease, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a mortgagee or ground lessor) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then, at Landlord’s option, Tenant’s Proportionate Share with respect to Taxes shall be correspondingly accelerated or revised so that Tenant’s Proportionate Share is due at least thirty (30) days prior to the date payments are due to the taxing authorities or the superior mortgagee or ground lessor, as the case may be. The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord, and such discount shall not be subtracted from Tenant’s Proportionate Share of such Taxes.

(c) Following each Landlord’s Statement, a reconciliation shall be made as follows: Tenant shall be debited with any increase in the Rent shown on such Landlord’s Statement and credited with the aggregate, if any, paid by Tenant on account in accordance with the provisions of subsection 28.3(ii)(b) for the Comparison Year in question. Tenant shall pay any net debit balance to Landlord within fifteen (15) business days next following rendition by Landlord, either in accordance with the provisions of Article 27 hereof or by personal delivery to the Premises, of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installment of Rent.

28.4 (i) (a) If, after a Landlord’s Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Comparison Year is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a statement adjusting the Taxes for such Comparison Year (taking into account the expenses mentioned in the last sentence of subsection 28.1(0) and setting forth Tenant’s Proportionate Share of such refund and Tenant shall be entitled to receive such amount by way of a credit against the Rent next becoming due after the sending of such Statement or by refund to Tenant if such reduction relates to the last Comparison Year of the Term; provided, however, that Tenant’s Proportionate Share of such refund shall be limited to the amount, if any, which Tenant had theretofore paid to Landlord as increased Rent for such Comparison Year on the basis of the Assessed Valuation before it had been reduced and, provided further that Tenant shall not be entitled to its share of such refund if Tenant is in default hereunder after the passage of relevant notice and grace periods set forth herein. Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the Assessed Valuation of the Real Property or the Building and the filing of any such proceeding by Tenant without Landlord’s prior written consent shall constitute a default hereunder.

(b) If, after a Landlord’s Statement has been sent to Tenant, the Assessed Valuation which had been utilized in computing the Base Taxes is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and in such event: (i) the Base Taxes shall be retroactively adjusted to reflect such reduction, and (ii) all retroactive additional rent resulting from such retroactive adjustment shall be forthwith payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and additional rent payments.

(ii) Any Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless, Tenant shall (a) within 30 days pay to Landlord the amount set forth in such statement, without prejudice to Tenant’s right to dispute the same, and (b) within 60 days send a written notice to Landlord objecting to such statement and specifying the respects in which such statement is claimed to be incorrect. If such notice is sent, the parties recognize the unavailability of Landlord’s books and records because of the confidential nature thereof and hence agree that either party may refer the decision of the issues raised to a reputable independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, the accountants shall apportion the fees and expenses between the parties based on the degree of success of each party).

(iii) Anything in this Article 28 to the contrary notwithstanding, under no circumstances shall the rent payable under this Lease be less than the Rent set forth in Article 1 hereof.

(iv) The expiration or termination of this Lease during any Comparison Year for any part or all of which there is an increase in the Rent under this Article shall not affect the rights or obligations of the parties hereto respecting such increase and any Landlord’s Statement relating to such increase may, on a pro rata basis, be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. Any payments due under such Landlord’s Statement shall be payable within twenty (20) days after such statement is sent to Tenant. In the event Tenant has made a payment for a period beyond the expiration or termination of this Lease, Landlord, upon such expiration or termination, shall promptly refund same to Tenant.

(v) If any capital improvement is made to the Real Property during any calendar year during the Term in compliance with requirements of any Federal, state or local law or governmental regulation, whether or not such law or regulation is valid and whether or not such law or regulation is related to the Premises or to Tenant’s use or Tenant’s occupancy of the Premises, then Tenant shall pay to Landlord, immediately upon demand therefor, Tenant’s Proportionate Share of the annual amortization, with interest, of the cost of such improvement in each calendar year during the Term during which such amortization occurs with such amortization to be computed over the useful life of such improvement but in any event not less than five (5) years.

ARTICLE 29

SERVICES

29.1 Elevator. Landlord shall provide passenger elevator facilities on business days from 8:00 a.m. to 6:00 p.m. and shall have one elevator in the bank of elevators servicing the Premises available at all other times.

29.2 Heating. Landlord shall furnish heat to the Premises when and as required by law, on business days from 8:00 a.m. to 6:00 p.m. in amounts and at temperatures sufficient, in Landlord’s reasonable judgment, for Tenant’s comfortable use and occupancy of the Premises.

29.3 Cooling. Landlord, at Landlord’s expense, shall furnish air-cooling on business days from 8:00 a.m. to 6:00 p.m. from May 15 through September 15 of each year during the Term, when, in the judgment of Landlord, reasonably exercised, it may be required for the comfortable occupancy of the Premises, and shall ventilate the Premises on business days and for similar hours during other months of the year. Anything in this Section 29.3 to the contrary notwithstanding, Landlord shall not be responsible if the normal operation of the Building aircooling system shall fail to provide cooled air at reasonable temperatures, pressures or degrees of humidity or any reasonable volumes or velocities in any parts of the Premises (i) which, by reason of any machinery or equipment installed by or on behalf of Tenant or any person claiming through or under Tenant, shall have an electrical load in excess of the average electrical load and human occupancy factors for the Building air-cooling system as designed, or (ii) because of any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant other than in connection with Landlord’s Work. Tenant agrees to keep and cause to be kept closed all of the windows in the Premises whenever the air-cooling system is in operation and agrees to lower and close the blinds when necessary because of the sun’s position whenever the air-cooling system is in operation. Tenant at all times agrees to cooperate reasonably with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air-cooling system. Landlord, throughout the Term, shall have free access to any and all mechanical installations of Landlord, including but not limited to aircooling, fan, ventilating, machine rooms and electrical closets. Tenant shall have the right to install a supplemental HVAC Unit (hereinafter defined) at Tenant’s sole cost and expense, in accordance with Article 42 below.

29.4 After Hours Services. The Rent does not reflect or include any charge to Tenant for the furnishing or distributing of any necessary elevator facilities, heat, cooled air or mechanical ventilation to the Premises during periods other than the hours and days set forth above in this Article 29 for the furnishing and distributing of such services (such other periods being referred to as “Overtime Periods”). Accordingly, if Landlord shall furnish any such elevator facilities (other than as required pursuant to Section 29.1 hereof), heat, cooled air or mechanical ventilation to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay Landlord additional rent for such services at the standard rates then fixed by Landlord for the Building (currently an hourly rate of $300.00 per hour for heat and $400.00 per hour for cooled air, for a minimum of four (4) hours at a time). Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services at least twenty-four (24) hours prior to the time when such services shall be required (and shall use reasonable efforts to provide such services if less than 24 hours notice). If Tenant fails to give Landlord such advance notice requesting such services during any Overtime Periods, then, whether or not the Premises are inhabitable during such Periods, failure by Landlord to furnish or distribute any such services during such Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise. Notwithstanding anything contained herein to the contrary, the Tenant shall have the right, on a non-exclusive scheduled basis (in accordance with the terms above), to the use of the freight elevator service during the Overtime Periods for up to twenty (20) hours free of charge in connection with the Tenant’s initial move or any initial Alterations in the Building commencing on the Commencement Date.

29.5 Cleaning. Landlord, at Landlord’s expense, shall cause the Premises to be kept clean in building standard manner by performing the cleaning services set forth in the cleaning specifications attached hereto as Exhibit 2. If, however, the Premises are to be kept clean by Tenant, it shall be done at Tenant’s sole expense, in a manner satisfactory to Landlord and no one other than persons approved by Landlord shall be permitted to enter the Premises or the Building for such purpose. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of such Premises as offices. Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and shall be due and payable when rendered and the amount of such bills shall be deemed to be, and be paid as additional rent.

29.6 Sprinkler System. If there now is or shall be installed in the Building a “sprinkler system”, and such system or any of its appliances shall be damaged or injured or not in proper working order by reason of any act or omission of Tenant, Tenant’s agents, servants, employees, licensees or visitors, Tenant shall forthwith restore the same to good working condition at its own expense; and if the New York Board of Fire Underwriters or the New York Fire Insurance Rating Organization or any bureau, department or official of the state or city government, shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Tenant shall, at Tenant’s expense, promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment; otherwise, Landlord shall maintain, at Tenant’s expense, such sprinkler system.

29.7 Water. If Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking, cleaning or lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. In such event (i) Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and through the duration of Tenant’s occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense in default of which Landlord may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant; (ii) Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and on default in making such payment Landlord may pay such charges and collect the same from Tenant; and (iii) Tenant covenants and agrees to pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the realty of which they are part pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system. The bill rendered by Landlord for the above shall be based upon Tenant’s consumption and shall be payable by Tenant as additional rent within five (5) days of rendition. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes hereinabove stated shall be deemed to be additional rent payable by Tenant and collectible by Landlord as such. Independently of and in addition to any of the remedies reserved to Landlord hereinabove or elsewhere in this Lease, Landlord may sue for and collect any monies to be paid by Tenant or paid by Landlord for any of the reasons or purposes hereinabove set forth.

29.8 Intentionally omitted.

29.9 Electricity Service. (i) Landlord, at Landlord’s expense, shall redistribute or furnish electrical energy to or for the use of Tenant in the Premises for the operation of the lighting fixtures and the electrical receptacles installed in the Premises on the Commencement Date and the ordinary and customary office business machines including, without limitation, word processing, typewriters and photocopying machines, used by Tenant. There shall be no specific charge by way of measuring such electrical energy on any meter or otherwise, as the charge for the service of redistributing or furnishing such electrical energy has been included in the Rent on a so-called “rent inclusion” basis. The parties agree that although the charge for the service of redistributing or furnishing electrical energy is included in the Rent on a so-called “rent inclusion” basis, the value to Tenant of such service may not be fully reflected in the Rent. Accordingly, Tenant agrees that Landlord, at Landlord’s expense, may cause an independent electrical engineer or electrical consulting firm, selected by Landlord, to make a determination, following the commencement of. Tenant’s normal business activities in the Premises, of the full value to Tenant of such services supplied by Landlord, to wit: the estimated actual electrical energy consumed by Tenant annually based upon the estimated capacity of the electrical feeders, risers and wiring and other electrical facilities serving the Premises and used by Tenant. Such engineer or consulting firm shall certify such determination in writing to Landlord and Tenant. Thereafter, Landlord may from time to time at its option cause such engineer or consulting firm to make subsequent determinations of the then full value of such services supplied to Tenant on the basis set forth in the immediately preceding sentence. If it shall be determined that the full value to Tenant of the electric service is in excess of the Electrical Inclusion Factor, the parties shall enter into a written supplementary agreement, in form satisfactory to Landlord and Tenant, modifying this Lease as of the Commencement Date by increasing the Rent and the Electrical Inclusion Factor for the entire Term by an annual amount equal to such excess. However, if it shall be so determined that the full value to Tenant of such service does not exceed the Electrical Inclusion Factor, no such agreement shall be executed and there shall be no increase or decrease in the Rent or the Electrical Inclusion Factor by reason of such determination. If either the quantity or character of electrical service is changed by the public utility or other company supplying electrical service to the Building or is no longer available or suitable for Tenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

(ii) Subject to the provisions of subsection 29.8(iii), any additional feeders or risers to be installed to supply Tenant’s additional electrical requirements, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, provided that, in Landlord’s judgment, such additional feeders or risers are necessary and are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or interfere with or disturb other tenants or occupants of the Building. Tenant covenants that at no time shall the use of electrical energy in the Premises exceed the capacity of the existing feeders or wiring installations then serving the Premises. Tenant shall not make or perform, or permit the making or performance of, any Alterations to wiring installations or other electrical facilities in or serving the Premises or any additions to the business machines, office equipment or other appliances in the Premises which utilize electrical energy without the prior consent of Landlord in each instance. Any such Alterations, additions or consent by Landlord shall be subject to the provisions of subsection 29.8(iii), as well as to other provisions of this Lease including, but not limited to, the provisions of Article 3 hereof.

(iii) If, at any time or times during the Term, electrical feeders, risers, wiring or other electrical facilities serving the Premises shall be installed by Landlord, Tenant or others, on behalf of Tenant or any person claiming through or under Tenant in addition to the feeders, risers, wiring or other electrical facilities necessary to serve the lighting fixtures and electrical receptacles installed in the Premises on the Commencement Date and the ordinary and customary office business machines used by Tenant, the Rent and Electrical Inclusion Factor each shall be increased in an annual amount which shall reflect the value to Tenant of the additional service to be furnished by Landlord in accordance with subsection 29.8(i). The amount of any such increase in the Rent and the Electrical Inclusion Factor shall be determined by an independent electrical engineer or electrical consulting firm selected by Landlord who shall certify such determination in writing to Landlord and Tenant. Following any such determination, Landlord and Tenant shall enter into a written supplementary agreement, in form satisfactory to Landlord and Tenant, modifying this Lease by increasing the Rent and the Electrical Inclusion Factor for the remainder of the Term in an annual amount equal to the value of such additional service as so determined. Any such increase shall be effective as of the date of the first availability to Tenant of such additional service and shall be retroactive to such date if necessary. Notwithstanding the foregoing, to the extent this subsection 29.8(iii) becomes applicable due to the installation of supplemental HVAC in accordance with the terms of the Lease, then the use of such supplemental HVAC shall be separately submetered and subsection 29.8(vi) (excluding the first two sentences thereof) shall apply to such supplemental HVAC.

(iv) If, at any time or times after the date hereof, the rates at which Landlord purchases electrical energy from the public utility corporation supplying electrical service to the Building or any charges incurred or taxes payable by Landlord in connection therewith shall be increased, the Rent and the Electrical Inclusion Factor shall be increased upon demand of Landlord by a percentage equal to the percentage of such increase. Any such increase in the Rent and the Electrical Inclusion Factor shall be effective as of the date of such increase in rates, charges or taxes, and shall be retroactive to such date if necessary. Anything in this subsection 29.8(iv) to the contrary notwithstanding, under no circumstances shall the Electrical Inclusion Factor be an amount less than the amount set forth in subsection 29.8(i).

(v) Any increase in the Rent pursuant to the provisions of this Section 29.8 with respect to the period from the effective date of such increase to the last day of the month in which such increase shall be fixed by agreement or determination shall be payable by Tenant upon demand of Landlord. The monthly installments of the Rent payable after the date upon which any such increase is so fixed shall be proportionately adjusted to reflect such increase in the Rent.

(vi) Landlord shall have the option of installing submeters at Landlord’s expense to measure Tenant’s consumption of electrical energy. In the event Landlord exercises such option, the Rent shall be reduced by an amount equal to the then Electrical Inclusion Factor with such reduction to be effective as of the commencement of the operation of such submeters. If Landlord exercises such option, Tenant shall pay to Landlord, as additional rent, on demand, from time to time, but no more frequently than monthly, for its use of electrical energy in the Premises, based upon both consumption and demand factors, at the higher of (a) the seasonally adjusted rate then payable by Landlord to the utility company, or (b) the seasonally adjusted rate which Tenant would have been required to pay directly to the utility company had the utility company provided such service directly to Tenant, plus Landlord’s charge for (x) a reimbursement for out-of-pocket expenses incurred by Landlord in connection with the retention of a submetering company or other professionals to monitor and measure Tenant’s submeters, and (y) a charge for Landlord’s overhead, administration and supervision in connection therewith equal to five (5%) percent of the bill for such electricity services. In the event more than one meter measures the electric service to Tenant, the electric service rendered through each meter shall be computed and billed as if one (1) meter measured such electric service. For the purpose of this subsection 29.8(vi) the rate to be paid by Tenant in the event of submetering shall include any taxes, energy charges, demand charges, fuel adjustment charges, rate adjustment charges, or other charges imposed in connection therewith. If any tax shall be imposed upon Landlord’s receipts from the sale or resale of electrical energy to Tenant by any federal, state, city or local authority, the pro rata share of such tax allocable to the electrical energy service received by Tenant shall be passed on to, included in the bill of and paid by Tenant.

(vii) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises on not less than thirty (30) days’ written notice to Tenant. If Landlord exercises such right to discontinue, or is compelled to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and the Rent shall be reduced by an amount equal to the then Electrical Inclusion Factor. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall arrange to obtain electricity directly from the public utility or other company servicing the Building. Such electricity shall be furnished to Tenant, for no additional charge, by means of the then existing electrical facilities serving the Premises to the extent that the same are available, suitable and safe for such purposes. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity, of substantially the same quantity, quality and character, shall be installed by Landlord, at Tenant’s sole cost and reasonable expense. Landlord shall not voluntarily discontinue furnishing electricity to Tenant unless it likewise discontinues furnishing electricity to all tenants of the Building, or until Tenant is able to receive electricity directly from the public utility or other company servicing the Building.

(viii) Landlord shall not be liable to Tenant in any way for any interruption, curtailment or failure, or defect in the supply or character of electricity furnished to the Premises by reason of any requirement, act or omission of Landlord or of any public utility or other company servicing the Building with electricity or for any other reason except Landlord’s gross negligence or willful misconduct.

29.10 Interruption of Services. Landlord reserves the right to stop the service of the HVAC System or the elevator, electrical, plumbing or other mechanical systems or facilities in the Building when necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements, decorations or improvements in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply cooled or outside air, heat, elevator, plumbing or electricity when prevented by exercising its right to stop service or by strikes, labor troubles or accidents or by any cause whatsoever reasonably beyond Landlord’s control, or by failure of independent contractors to perform or by laws, orders, rules or regulations of any federal, state, county or municipal authority, or failure of suitable fuel supply, or inability by exercise of reasonable diligence to obtain suitable fuel or by reason of governmental preemption in connection with a National Emergency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise; provided, however, that notwithstanding the foregoing, that if such event continues for longer than ten (10) business days in any one instance because Landlord shall be unable to supply any service which Landlord is obligated to supply hereunder, and provided (x) such failure is not the result of Force Majeure or casualty damage, (y) Tenant does not occupy the Premises for the conduct of its business during such period and (z) such failure shall not have resulted from the negligence or willful misconduct of Tenant or any of its contractors, agents, employees, servants, licensees or invitees, then the Rent and other charges payable hereunder shall be abated (or in the event only a portion of the Premises is affected, proportionately abated based upon the square footage lost) for the period of time commencing on the 11th day following the date Tenant was precluded from using the Premises or the portion of the Premises actually vacated until the earlier of (i) such time as Tenant reoccupies the Premises or such portion thereof, as applicable, for the conduct of its business, or (ii) such time as such service is fully restored.

29.11 Outside Services. It is expressly agreed that only Landlord or any one or more persons, firms or corporations authorized in writing by Landlord will be permitted to furnish laundry, linen, towels, drinking water, ice and other similar supplies and services to tenants and licensees in the Building. Landlord may fix, in its own absolute discretion, at any time and from time to time, the hours during which and the regulations under which such supplies and services are to be furnished and under which foods and beverages may be brought into the Building by persons other than regular employees of Tenant.

ARTICLE 30

[INTENTIONALLY OMITTED]

ARTICLE 31

VAULT SPACE

Any vaults, vault space or other space outside the boundaries of the Real Property, notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy is to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Federal, State or Municipal authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any governmental authority for any such vaults, vault space or other space shall be paid by Tenant.

ARTICLE 32

SECURITY DEPOSIT

32.1 Upon the execution of this Lease by Tenant, Tenant shall deliver to Landlord a letter of credit (the “Letter of Credit”) issued in favor of Landlord in the amount of the Security Deposit Amount, as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease and all monetary and non-monetary obligations of Tenant hereunder, including without limitation the surrender of possession of the Premises to Landlord as herein provided. In the event Tenant defaults in respect of any of the terms of this Lease including, but not limited to, the payment of Rent and additional rent after notice and the expiration of any applicable cure period, Landlord may draw upon Letter of Credit to the extent required for the payment of any sum as to which Tenant is in default or for any sum which Landlord may have expended or may be required to expend by reason of Tenant’s default, including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In addition, Landlord may draw upon Letter of Credit to the extent required to compensate Landlord for the actual costs incurred by Landlord in leasing the Premises, including, without limitation, the unamortized portion of all of the Landlord’s Work performed and the unamortized portion of Tenant’s free rent period, if any. In the event Landlord draws upon the Letter of Credit and applies or retains any portion or all of the sum received upon such draw, Tenant shall forthwith take such action as is necessary to restore the face amount of the Letter of Credit, so that at all times the amount of the Letter of Credit shall be equal to the Security Deposit Amount.

32.2 The Letter of Credit shall be an irrevocable, unconditional letter of credit with an initial term of not less than one (1) year from the date of this Lease. Without further act or instrument required by Landlord, the Letter of Credit shall be automatically renewed for successive one (1) year periods throughout the remainder of the Term unless, not less than sixty (60) days prior to the then current expiration date of the Letter of Credit the issuing bank notifies Landlord of its intention not to renew the Letter of Credit. The Letter of Credit (or any renewal, extension or replacement thereof) shall continue in full force and effect and shall be maintained in its full face amount for three (3) full calendar months beyond the expiration of the Term of this Lease. The Letter of Credit shall (i) be negotiable and freely transferable in connection with a sale or transfer by Landlord as hereinafter described; (ii) be issued by Bank of America, Merrill Lynch, or other New York City banking institution reasonably acceptable to Landlord which is a member of the New York Clearing House Association; (iii) provide for payment of all or any portion of the face amount of the Letter of Credit to Landlord upon the receipt by the issuing bank of a statement signed by a representative of Landlord that Landlord is entitled to such amount pursuant to the terms of this Lease; and (iv) be otherwise in form and substance reasonably satisfactory to Landlord. Landlord’s receipt of notice from the issuing bank of its intention not to renew the Letter of Credit or Tenant’s failure to deliver a renewal or replacement Letter of Credit shall entitle Landlord at any time thereafter to draw the full face amount of the Letter of Credit and retain such sum as security hereunder in lieu of the Letter of Credit. Tenant’s failure to maintain the Letter of Credit or to substitute a cash security deposit as a replacement therefor shall constitute a default under this Lease.

32.3 If Tenant shall fully and faithfully comply with all of the terms, provisions and covenants of this Lease, the Letter of Credit shall be returned to Tenant after the Expiration Date or sooner termination of this Lease (other than a termination that results from Tenant’s default hereunder). In the event of a sale of the Building or leasing of the Building or a portion of which the Premises form a part, Landlord shall have the right to transfer the Letter of Credit to the vendee or lessee. Landlord upon such transfer shall be released by Tenant from all liability for the return of such security and Tenant agrees to look solely to the new landlord for the return of said security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord.

ARTICLE 33

CAPTIONS

The Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

ARTICLE 34

ADDITIONAL DEFINITIONS

34.1 The term “office” or “offices”, wherever used in this Lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes or for manufacturing.

34.2 The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning.

34.3 The term “business days,” if and when used in this Lease, shall exclude Saturdays, Sundays and all days observed by (i) the State or Federal Government, or (ii) any applicable union, legal or trade holidays, as the case may be.

ARTICLE 35

PARTIES BOUND

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided for in this Lease, their assigns.

ARTICLE 36

BROKER

Each of Landlord and Tenant represents to the other that it has dealt with no broker in connection with this Lease other than the Broker. Commissions, if any, due to the Broker shall be paid by Landlord pursuant to a separate agreement. Each of Landlord and Tenant agrees to indemnify, defend and hold harmless the other from and against any claims, based or alleged to be based upon the acts or omissions of the indemnifying party, for any brokerage commission or finder’s fee with respect to this Lease by persons other than the Broker, and for all costs, expenses and liabilities incurred in connection with such claims, including but not limited to, reasonable attorneys’ fees and disbursements arising out of a breach of the foregoing representation.

ARTICLE 37

INDEMNITY

37.1 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its agents from and against (i) all claims of whatever nature against Landlord and its agents (including, without limitation, all claims arising from any accident, injury or damage caused to any person or to the property of any person) arising from any act, omission or negligence of Tenant, or Tenant’s assignees, sublessee, contractors, licensees, agents, servants, employees, invitees or visitors, in the Premises, including any claims arising from any act, omission or negligence of both Landlord and Tenant., (ii) [Intentionally omitted], and (iii) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. In addition, Landlord shall have the right, at Tenant’s sole cost and expense, to retain its own counsel in any such actions brought against Landlord. This Article shall survive the expiration or earlier termination of this Lease.

37.2 Provided that Tenant is not then in default beyond any applicable notice and cure period set forth in this Lease, Landlord agrees to indemnify, defend, protect and hold harmless Tenant and its agents from and against all claims against Tenant arising from any accident or injury occurring outside the Premises but anywhere within or about the Real Property unless such claims arise from Tenant’s gross negligence or willful misconduct.

ARTICLE 38

ADJACENT EXCAVATION-SHORING

Notwithstanding anything contained herein to the contrary, if an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, or if scaffolding shall be erected on or adjacent to the Building, Tenant shall afford to the person causing or authorized to cause such excavation or construction, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

ARTICLE 39

MISCELLANEOUS

39.1 No Offer. This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

39.2 Signatories. If more than one person executes this Lease as Tenant, each of them understands and hereby agrees that the obligations of each of them under this Lease are and shall be joint and several, that the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally and that the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy and/or this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

39.3 Certificates. From time to time, within ten (10) days next following Landlord’s request, Tenant shall deliver to Landlord a written statement executed and acknowledged by Tenant, in form satisfactory to Landlord, (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications, (ii) setting forth the date to which the Rent, additional rent and other charges hereunder have been paid, together with the amount of fixed base monthly Rent then payable, (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, stating the amount of the security deposit under this Lease, (iv) stating whether there are any subleases affecting the Premises, (v) stating the address of Tenant to which all notices and communication under the Lease shall be sent, the Commencement Date, the Rent Commencement Date and the Expiration Date, and (vi) as to any other matters requested by Landlord. Tenant acknowledges that any statement delivered pursuant to this Section 39.3 may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any mortgagee of a Mortgage, or by any assignee of any mortgagee of a Mortgage, or by any lessor under any Superior Lease.

39.4 Governing Law, Venue. (i) This Lease shall be governed by, and be construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claims to assert that the law of any other jurisdiction governs this Lease and agrees that this Lease shall be governed by and construed in accordance with the laws of the State of New York pursuant to § 5-1401 of the New York General Obligations Law.

(ii) Any legal suit, action or proceeding against Tenant or Landlord arising out of or relating to this Lease may be instituted in any federal or state court in New York, New York, pursuant to § 5-1402 of the New York General Obligations Law, and Tenant hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding including, without limitation, any claim of forum non conveniens pursuant to any rule of common law and/or any applicable federal or state statute, law or provision, and Tenant hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. To the fullest extent permitted by law, Tenant further unconditionally and irrevocably waives any claims or objections it may have with respect to the choice of law or submission to jurisdiction as set forth above, based upon any rights of diplomatic or sovereign immunity which Tenant may be entitled to assert.

39.5 Rent Restrictions. If the amount of the Rents payable under this Lease exceeds that allowed by the terms of any valid government restriction that limits the amount of rent or other charges that a commercial lessor may charge or collect, the amount of Rents payable under this Lease shall be the maximum permitted by such restriction for the period of time during which such restriction remains in effect. All increases in Rents provided for in this Lease shall, however, to the extent permitted by law, be calculated upon the amount of the Rents that would have been payable in the absence of such restriction, and, effective as of the expiration of such restriction, the Rents payable hereunder shall be increased to the amount that would have prevailed had such restriction never been in effect. Moreover, to the fullest extent permitted by law, on the first due date for an installment of Rent following expiration of such restriction, Tenant shall pay to Landlord, as additional rent, an amount equal to the difference between the amount of Rents that Tenant would have paid if such restriction had not been in force and the amount of Rents actually paid by Tenant during the period in which such restriction remained in effect.

39.6 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same Lease.

39.7 Anti-Terrorism. (a) Tenant represents and warrants to Landlord that (i) Tenant and each person or entity owning an interest in Tenant is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitutes property of, or is beneficially owned, directly or indirectly, by any Embargoed Person (as defined in this Section), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant has been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C.S. Appx. §1 et seq., and any Executive Orders or regulations promulgated under it with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, in effect, now or after the date of this Lease, (ii) to notify immediately Landlord in writing if any of the representations, warranties or covenants set forth in this Section or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease, and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms of this Lease.

(c) Tenant agrees that Tenant’s inclusion on the List at any time during the Term shall be an Event of Default. Tenant shall not permit the Premises or any portion of them to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity will be an Event of Default.

ARTICLE 40

[INTENTIONALLY OMITTED]

ARTICLE 41

[INTENTIONALLY OMITTED]

ARTICLE 42

SUPPLEMENTAL HVAC

(i) Tenant shall have the right to install, at Tenant’s sole cost and expense, one (1) Building-standard supplemental air-cooled HVAC unit (the “HVAC Unit”) reasonably acceptable to Landlord and complying with the provisions of this Article 42, to provide cooled air during Overtime Periods for specified areas of the Premises. The HVAC Unit shall be vented out of the easterly façade of the Building and shall be located at a location mutually acceptable to Landlord and Tenant.

(ii) Tenant shall: (a) comply with all laws and procure and maintain all necessary permits and approvals for the HVAC Unit (Tenant hereby acknowledging that Landlord makes no representations as to the permissibility of an HVAC Unit in the Premises by any governmental authority having jurisdiction therefor); (b) comply with all requirements for the approval and installation of Alterations as set forth in this Lease; (c) promptly repair any damage caused to the HVAC Unit or any other portion of the Building or its fixtures, equipment or appurtenances by reason of the maintenance or operation of the HVAC Unit, all at Tenant’s sole cost and expense; and (d) comply with the Landlord’s determination as to the placement of the HVAC Unit in the Premises, such determination to be made by Landlord in consultation with the Building engineer.

(iii) Tenant shall contract for and maintain throughout the Term regular service of the HVAC Unit and related equipment with a maintenance company reasonably acceptable to Landlord. The HVAC Unit and all louvers, ducts, dampers, registers, grilles, wiring and appurtenances utilized in connection with the HVAC Unit shall be deemed part of the Premises and the property of Landlord; provided, however, that notwithstanding Section 3.2 hereof, Landlord may obligate Tenant by notice thereto to remove the HVAC Unit by the Expiration Date.

(iv) Tenant’s use of electricity for the HVAC Unit shall be measured by submeters installed at the Premises by Tenant, at Tenant’s sole cost and expense. Tenant shall pay to Landlord, as additional rent, on demand, from time to time, but no more frequently than monthly, for its use of electrical energy with respect to the HVAC Unit, based upon both consumption and demand factors, at the higher of (a) the seasonally adjusted rate then payable by Landlord to the utility company, or (b) the seasonally adjusted rate which Tenant would have been required to pay directly to the utility company had the utility company provided such service directly to Tenant, plus Landlord’s charge for (x) a reimbursement for out-of-pocket expenses incurred by Landlord in connection with the retention of a submetering company or other professionals to monitor and measure Tenant’s submeters, and (y) a charge for Landlord’s overhead, administration and supervision in connection therewith equal to seven (7%) percent of the bill for such electricity services. If more than one meter measures the electric service with respect to the HVAC Unit, the electric service rendered through each meter shall be computed and billed as if one (1) meter measured such electric service. For the purpose of this Section 42(iv) the rate to be paid by Tenant with respect to submetering shall include any taxes, energy charges, demand charges, fuel adjustment charges, rate adjustment charges, or other charges imposed in connection therewith. If any tax shall be imposed upon Landlord’s receipts from the sale or resale of electrical energy to Tenant by any federal, state, city or local authority, the pro rata share of such tax allocable to the electrical energy service received by Tenant shall be passed on to, included in the bill of and paid by Tenant.

(v) Without in any way limiting the provisions of Article 37 hereof, Tenant shall indemnify and hold harmless Landlord and its agents from and against any and all liability, damages, claims, costs or expenses relating to the repair, maintenance and operation of the HVAC Unit, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including without limitation, all reasonable attorneys’ fees and expenses.

ARTICLE 43

RENEWAL OPTION

43.1 Tenant shall have the one (1) time right to renew the term of this Lease, for all of the Premises for a renewal term (the “Renewal Term”) of five (5) years by written notice (the “Renewal Notice”) given to Landlord not less than eighteen (18) months prior to the Expiration Date; provided, however, that Tenant shall be current in the payment of rent and additional rent and not then be in default under any of the other terms, covenants or conditions of this Lease after written notice and beyond the expiration of any applicable notice and cure periods, on Tenant’s part to observe or perform either on the date of the giving of the Renewal Notice or on the Renewal Term Commencement Date (as hereinafter defined). Upon the giving of such notice this Lease shall thereupon be deemed renewed for the Renewal Term with the same force and effect as if the Renewal Term had originally been included in the term of this Lease, subject, however, to the provisions of Section 43.3. The Renewal Term shall commence (the “Renewal Term Commencement Date”) on the day after the Expiration Date and shall terminate on the fifth (5th) anniversary of the Expiration Date. Time is of the essence with respect to the giving of the Renewal Notice.

43.2 All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that (i) the Rent for the Renewal Term shall be the greater of (x) the then Rent (as escalated); or (y) an amount equal to the fair market rental value (“FMV”) of the Premises taking into account all relevant factors, including the then condition of the Premises, the amount of rent concessions and work and expenses incurred in connection with similar leases, and (ii) Tenant shall have no further right to renew the Term of this Lease. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term hereof shall terminate any right of renewal of Tenant hereunder.

43.3 (A) If Landlord and Tenant, each negotiating in good faith, fail to agree upon the Rent for the Renewal Term within sixty (60) days of Landlord’s receipt of Tenant’s Renewal Notice (time being of the essence), then Landlord or Tenant shall initiate the proceedings for such determination by notice to the other party, and by designating in such notice the name and address of a commercial real estate broker, consultant or appraiser unaffiliated with such initiating party and willing to act in such determination and having at least ten (10) years’ experience in the leasing or valuation of first class office space in Manhattan (hereinafter called a “Qualified Appraiser”). Within ten (10) days after receipt by the non-initiating party of such notice, the non-initiating party, by notice given to the initiating party, shall designate the name and address of another Qualified Appraiser willing so to act in such determination. If the non-initiating party shall fail, neglect or refuse within said ten (10) day period to designate another Qualified Appraiser willing so to act, then, within five (5) Business Days after the expiration of such ten (10) day period, a second notice shall be delivered to the non-initiating party, and if the non-initiating party shall again fail, neglect or refuse within five (5) Business Days after its receipt of such second notice to designate another Qualified Appraiser willing so to act, the Qualified Appraiser designated by the initiating party shall alone conduct the determination of the FMV for the Premises during the Renewal Term.

(B) If two (2) Qualified Appraisers have been designated as aforesaid, such Qualified Appraisers shall appoint an additional Qualified Appraiser (the “Third Qualified Appraiser”) who is willing so to act in such determination, and notice of such designation shall be given to both Landlord and Tenant. If the two (2) Qualified Appraisers do not, within a period of ten (10) days after the appointment of the latter of them, agree upon and designate a Third Qualified Appraiser willing so to act, either Qualified Appraiser previously designated may request the New York Office of the American Arbitration Association or its successor (the “AAA”) to designate a Third Qualified Appraiser willing so to act and a Third Qualified Appraiser so appointed shall, for all purposes, have the same standing and powers as though the Third Qualified Appraiser had been properly appointed by the Qualified Appraisers first appointed.

(C) In case of the inability or refusal to serve of any person designated as a Qualified Appraiser, or in case any Qualified Appraiser for any reason ceases to be such, a Qualified Appraiser to fill such vacancy shall be appointed by Tenant, Landlord, the Qualified Appraisers first appointed or the New York Office of the AAA, as the case may be, whichever made the original appointment, or, if the party which made the original appointment fails to fill such vacancy, upon application of any Qualified Appraiser who continues to act or by Tenant, Landlord or the New York Office of the AAA, and any Qualified Appraiser so appointed to fill such vacancy shall have the same standing and powers as though appointed originally.

(D) The resulting board of Qualified Appraisers, forthwith upon their appointment, shall (i) hear the parties to this Lease and their respective witnesses, and each of the parties shall upon the conclusion of their presentation be required to submit in a sealed envelope to the Third Qualified Appraiser a complete statement (the “Fair Market Rent Proposal”) setting forth in detail all of the relevant economic terms of the party’s proposed determination of the FMV (it being understood that Landlord’s and Tenant’s respective proposed determinations may differ from Landlord’s and Tenant’s initial determinations of the FMV given to the other party as set forth above, and in such event, the Qualified Appraisers shall not take into account any determination of such FMV previously given by Landlord or Tenant (as the case may be) to the other party), and once each party shall have delivered its respective Fair Market Rent Proposal, such Third Qualified Appraiser shall simultaneously deliver copies thereof to the other members of the board of Qualified Appraisers and to Landlord and Tenant, (ii) examine the records relating to the Building and such other documents and records as may, in their judgment, be necessary and (iii) select in the manner hereinafter provided, the FMV for the Premises to become applicable for the Renewal Term. The FMV for the Premises shall be determined by majority vote of the board of Qualified Appraisers selecting, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Landlord or Tenant as the FMV, whichever such Qualified Appraisers believe most accurately reflects fair market rental value per annum for the Premises projected as of the Renewal Term Commencement Date.

43.4 Each of Landlord and Tenant shall pay the costs and fees of the Qualified Appraiser chosen by it, and Landlord and Tenant shall share the costs and fees of the Third Qualified Appraiser equally. Each of Landlord and Tenant shall pay the legal fees and expenses of their respective counsel and witnesses, if any.

43.5 Any determination of FMV pursuant to this Article 43 shall be made taking into consideration all relevant factors.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:

ZAPCO 1500 INVESTMENT, L.P.
By: Intertech 1500 Co., LLC, general partner
By: Tamares Real Estate Holdings, Inc., member

By:	/s/ Itrat Sayeed

TENANT:

NUVATION BIO, INC.

By:	/s/ David Hung

Tenant’s Federal I.D. Number:_________________

[Agreement of Lease – Counterpart Signature Page]

BROADWAY
43RD STREET
PRIVATE OFFICE
PRIVATE OFFICE
PRIVATE OFFICE
DIRECTOR'S OFFICE
OPEN OFFICE
OPEN OFFICE
ELEVATOR LOBBY
IT ROOM
RECEPTION
PANTRY
COPY
CONF 10P
CONF 8P
MEETING 5P
MEETING 4P

PERSONNEL

SPACE TYPE	SF	PROGRAM	PLAN
Director's Office	130	1	1
Private Office	120	3	3
Workstations	30	42	46
Receptionist	80	1	1
TOTAL		47	51

COLLABORATION

SPACE TYPE	SEATS	PROGRAM		PLAN	
		SPACE	SEATS	SPACE	SEATS
Closed:					
Conference	10	1	10	1	10
Conference	8	1	8	1	8
Meeting	5	1	5	1	5
Meeting	4	1	4	1	4
Open:					
Pantry	0	1	0	1	4
TOTAL		5	27	5	31
Collaborative Seats / Person:		0.57 /person		0.61 /person	

SUPPORT

SPACE TYPE	PROGRAM	PLAN
	SPACE	SPACE
Pantry	1	1
Coat Closet	1	2
IT Room	1	1
Copy	1	1

Tamares

NUVATION | TEST FIT

1500 BROADWAY, 14FL

TPG Architecture

EXHIBIT 1-A

Floor Plan of Licensed Premises

(See attached)

Exhibit 1-A – Cover Page

STAIR "A"
DN
UP
TEL CL
ELEC CL
STAIR "B"
DN
UP
JAN CL
MEN
WOMEN

LEGEND

PRIVATE OFFICES	5
SUPPORT STAFF	4
TRADING	21
CONFERENCE ROOM	2
COPY/MAIL/PANTRY	1
RECEPTION	1

44th Street
43rd Street
Broadway
AREA OF WORK

KEY PLAN
NTS

AREA OF WORK - 6,648 RSF

NORTH

1500 Broadway

18th Floor - Partial

10 . 17 . 08

MKDA
MILO KLEINBERG
DESIGN ASSOCIATES, INC.

Tamares

EXHIBIT 2

CLEANING SPECIFICATIONS

Contractor shall perform these services nightly between the hours of 5:00 P.M. and 8:00 A.M., Monday through Friday except Union Holidays.

I.	DAILY SERVICES

A.	TENANT AREAS

1.	Vacuum all carpet twice weekly, carpet sweep all areas three times a week.

2.	Empty and clean all waste baskets and disposal receptacles. Remove trash to designated areas.

3.	Dust all furniture, fixtures, chair rails, window unit covers and trim.

4.	Clean all glass furniture tops.

5.	Dust telephone with anti-bacterial cloth.

6.	Wash clean all water fountains and coolers.

B.	PUBLIC CORRIDORS

1.	Sweep and damp mop tile, terrazzo and marble flooring.

2.	Vacuum carpet.

3.	Clean all wall surfaces of finger marks, smudges, writing, etc.

4.	Dust elevator doors.

C.	CORE LAVATORIES

1.	Scour, wash and disinfect both sides of all toilet seats, basins, bowls and urinals.

2.	Wash floors, using proper disinfectants.

3.	Wash and polish all mirrors, powder shelves, bright work including flushometers.

4.	Dust and wash all partitions, tile walls dispensers and receptacles.

5.	Empty paper towel receptacles and remove trash to designated areas.

Exhibit 2 – Page 1

6.	Empty and clean sanitary disposal receptacles (Contractor to furnish napkins).

7.	Fill all paper towel, soap and tissue dispensers.

II.	PERIODIC SERVICES

Contractor will furnish the following services at the specified frequency.

A.	CORE LAVATORIES

1.	Machine scrub floors monthly, or more frequently as necessary.

2.	Wash all partitions, tile walls and enamel surfaces monthly with proper disinfectant.

3.	High dust all lights, walls and grilles monthly.

B.	GENERAL OFFICE AREAS

1.	Wipe clean all aluminum, chrome and other metal work around exterior windows as necessary.

2.	Dust all ventilating louvers and grilles within reach quarterly.

3.	Wash all waste receptacles quarterly, public areas only.

4.	Wash all lighting fixtures quarterly, public areas only.

5.	Dust all vertical surfaces not reached nightly, venetian blinds, picture frames, charts and other hangings, quarterly.

6.	Wash all windows in the demised premises inside and outside, twice per year.

III.	EXCLUDED AREAS & MATERIALS

1.	Private bathrooms.

2.	Pantry area.

3.	Hazardous waste.

4.	Medical Waste.

Exhibit 2 – Page 2

SCHEDULE A

RULES AND REGULATIONS

To the extent there is any conflict or inconsistency between any of the Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall govern.

1. The rights of each tenant in the Building to the entrances, corridors and elevators of the Building are limited to ingress to and egress from such tenant’s premises and no tenant shall use, or permit the use of the entrances, corridors, or elevators for any other purpose. No tenant shall invite to its premises, or permit the visit of persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building by other tenants. No tenant shall encumber or obstruct, or permit the encumbrances or obstruction of any of the sidewalks, plazas, entrances, corridors, elevators, fire exits or stairways of the Building. No tenant shall permit the use of any public areas in or adjacent to the Building for smoking, Tenants shall cause all employees and visitors to comply with all state and local smoking regulations as in effect from time to time. Landlord reserves the right to control and operate the public portions of the Building, the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally.

2. Landlord may require Tenants to pre-register its visitors and may refuse admission to the Building to any person not properly identified, and may require all persons admitted to or leaving the Building to register. Tenants’ employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and the Tenant with respect thereto. Landlord may require Tenants’ employees to obtain and utilize a building access card. Cards lost or stolen shall be replaced by Landlord at Tenant’s cost. Each tenant shall be responsible for all persons for whom it requests such permission and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation or interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. Landlord reserves the right to restrict access of messengers and deliveries and to designate areas on the ground floor for pick-up by the Tenant. In case of invasion, riot, public excitement or other commotion Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility of Landlord for the protection of any tenant against the removal of property from the premises of tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from a tenant’s premises or the Building under the provisions of this rule.

3. No tenant shall obtain or accept for use in its premises ice, drinking water, towels, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by Landlord in writing to furnish such services. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such regulation as may be fixed by Landlord in its sole discretion.

Schedule A – Page 1

4. No window or other air-conditioning units shall be installed by any tenant, and only such window coverings as are supplied or permitted by Landlord shall be used in a tenant’s premises.

5. There shall not be used in any space, nor in the public halls of the Building, either by any tenant or by jobbers, or other in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

6. All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. All windows in each tenant’s premises shall be kept closed at all times and all blinds therein above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenants’ premises.

7. No noise, including the playing of any musical instruments, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. No dangerous, inflammable, combustible or explosive object, material or fluid shall be brought into the Building by any tenant or with the permission of any tenant.

8. All damages resulting from any misuse of the building security system or plumbing fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same. If, in Landlord’s reasonable judgment, tenant has on more than six occasions in any twelve (12) month period violated any of the Rules, then, in addition to all other rights and remedies, Landlord may engage an outside security firm, at the tenant’s expense, chargeable as additional rent to such tenant, to monitor for a reasonable time tenant’s compliance, and to take such steps as it sees fit, without any liability to Landlord, to prevent any further violation of the rules.

9. No signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside of the premises or the Building without the prior written consent of Landlord. Signs and lettering on Tenant’s entrance doors shall be inscribed, painted, or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size and color acceptable to Landlord. Landlord may remove same without any liability and may charge the expense incurred by such removal to the tenant or tenants violating this rule. No tenant shall use any advertising which impairs the reputation of the Building. Landlord will provide one listing on the lobby directory board (if the Building shall have such lobby directory board). All other listings on such lobby directory board shall be installed by Landlord at Landlord’s sole discretion.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for a tenant’s premises and toilet rooms shall be procured only from Landlord, which may make a reasonable charge therefore. Upon the termination of a tenant’s lease, all keys of the tenant’s premises and toilet rooms shall be delivered to Landlord.

Schedule A – Page 2

11. Each tenant, shall, at its expense, provide artificial light in the premises for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

12. No tenant shall install or permit to be installed any vending machines.

13. No animals or birds, bicycles, mopeds or vehicles of any kind shall be kept in or about the Building or permitted therein.

14. No furniture, office equipment, packages or merchandise will be received in the Building or carried up or down in the elevator, except for the freight elevator and between such hours as shall be designated by Landlord. Landlord shall prescribe the charge for freight elevator use and the method and manner in which any merchandise, heavy furniture, equipment or safes shall be brought in or taken out of the Building.

15. All electrical fixtures hung in offices or spaces along the perimeter of any tenant’s Premises must be fluorescent, of a quality, type, design and bulb color approved by Landlord unless the prior consent of Landlord has been obtained for other lamping.

16. The exterior windows and doors that reflect or admit light and air into any premises or the halls, passageways or other public places in the Building, shall not be covered or obstructed by any tenant, nor shall any articles be placed on the, windowsills.

17. Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent same.

18. No tenant shall do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except as expressly approved in writing by Landlord. In addition, no tenant shall cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the premises. Notwithstanding the foregoing, Tenant shall be permitted to install a refrigerator, microwave oven and coffee maker in the Premises for the use solely by Tenant, its employees and invitees.

Schedule A – Page 3

SCHEDULE B

LANDLORD’S WORK

Landlord, at its cost and expense, will:

1)	Engage its architect to prepare all architectural plans, permits and construction documents;

2)

Construct the Premises in accordance with a mutually agreed upon plan attached hereto as Exhibit B-1, and Building standard finishes in accordance with Landlord’s Work Letter attached hereto as Exhibit B-2;

3)	Install Landlord’s building standard refrigerator at the Premises;

4)	Provide to Tenant a Form ACP-5 for the Premises on the Commencement Date.

Tenant shall be responsible for the cost of any changes (other than as set forth above), to above standard items, including, but not limited to, furniture, telecommunications, specialty power requirements, venting, supplemental HVAC and all costs incurred by such design and/or installation. The above standard items mentioned above shall be installed and maintained by the Tenant at Tenant’s sole cost and expense.

Schedule B – Page 1

EXHIBIT B-1

MUTUALLY AGREED UPON PLAN

(See attached)

Exhibit B-1 – Cover Page

BROADWAY
43RD STREET
OPEN OFFICE
PRIVATE OFFICE
PRIVATE OFFICE
PRIVATE OFFICE
DIRECTOR'S OFFICE
ELEVATOR LOBBY
IT ROOM
RECEPTION
PANTRY
CONF 8P
CONF 10P
MEETING 5P
MEETING 4P
COPY
OPEN OFFICE

PERSONNEL

SPACE TYPE	SF	PROGRAM	PLAN
Director's Office	130	1	1
Private Office	120	3	3
Workstations	30	42	46
Receptionist	50	1	1
TOTAL		47	51

COLLABORATION

SPACE TYPE	SEATS	PROGRAM		PLAN	
		SPACE	SEATS	SPACE	SEATS
Closed:					
Conference	10	1	10	1	10
Conference	8	1	8	1	8
Meeting	5	1	5	1	5
Meeting	4	1	4	1	4
Open:					
Pantry	0	1	0	1	4
TOTAL		5	27	5	31
Collaborative Seats / Person:		0.57 /person		0.61 /person	

SUPPORT

SPACE TYPE	PROGRAM	PLAN
	SPACE	SPACE
Pantry	1	1
Coat Closet	1	2
IT Room	1	1
Copy	1	1

NUVATION | TEST FIT
1500 BROADWAY, 14FL

Tamares

TPG Architecture

EXHIBIT B-2

LANDLORD’S WORK LETTER

(See attached)

Exhibit B-2 – Cover Page

TAMARES REAL ESTATE

BUILDING STANDARD WORK LETTER FOR PRE-BUILT SUITES

1500 BROADWAY

July 27, 2017

1.	Partitions

1.1.	Demising walls to be as required by code.

1.2.	Typical interior partitions to be 2-1/2” studs, 5/8” gypsum board, taped, spackled and painted @ 16” O.C. Gypsum board to be 6” above finished ceiling.

1.3.	Sound insulated partitions, slab to slab, for conference room and corner offices.

1.4.

Mechanical room partitions to be 2 1⁄2” metal studs at 16” O.C. with one layer 5/8” fire rated gypsum board on one side and two layers of fire rated gypsum board on mechanical room side, both slab to slab.

2.	Doors and Hardware

2.1.

Interior office/conference room doors to be oak or ash wood veneer with same wood veneer frame (door 3’-0” x 8’-0” x 1-3/4). All interior hardware to be cylindrical Athens lever handle, “Schlage” D Series, Satin Chrome #626.

2.2.	Full height glass office/conference room fronts with top and bottom recessed aluminum channels and oak wood full height caps at gypsum board partitions.

2.3.

Main entry double doors to be 3’-0” x 8’-0” each door, clear glass with top & bottom rails, 2” solid aluminum tube frame, thumb turn locksets, 4’ long back to back door pulls and overhead concealed door closer.

2.4.	Passage latch sets for all interior doors #606 Satin Chrome.

2.5.	Office lock sets for corner offices #606 Satin Chrome.

2.6.	Store Room lock sets for Mechanical Room #606 Satin Chrome.

2.7.	Fire-rated doors and frames at rated drywall.

2.8.	All doors to get full mortise ball bearing butt hinges with floor mounted doorstop and rubber door silencers.

2.9.	Utility/Storage/IT/ Mechanical room doors to be painted hollow metal over Hollow metal Knockdown frame (door 3’-0” x 8’-0” x 1-3/4).

2.10.

All entry door devices supplied by tenant, such as card readers, intercoms, keypads, doorbells, installed on corridor side to follow building standard specifications. All back boxes for tenant installed devices by landlord.

2.11.	All rated doors to receive surface mounted door closers with ‘non hold open’ option.

3.	Ceilings

3.1.	Ceilings throughout to be 2’ x 2’ accessible system, Armstrong Interlude XL 9/16” , Ultima series No. 1912 HRC Beveled tegular lay-in ceiling tiles.

3.2.	Grid to be “Armstrong Interlude XL 9/16” Dimensional Tee System

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TAMARES REAL ESTATE

BUILDING STANDARD WORK LETTER FOR PRE-BUILT SUITES

1500 BROADWAY

3.3.	Reception, Open work areas and Pantry to receive open ceiling slab with exposed flat oval duct and pendant linear light fixtures.

3.4.	Conference room to have drywall ceiling soffit along perimeter of room with down light fixtures. 2’x2’ acoustical tile ceiling in center with slim recessed fixtures.

3.5.	IT closet to receive open ceiling slab with wall mounted light fixture.

3.6.	Ceiling to be installed as per codes and requirements, equally spaced/centered in each office and/or open spaces.

4.	Electrical

4.1.	All lighting designs shall comply with the New York State Energy Code.

4.2.	All Emergency and exit lights to be provided with NYC approved battery ballasts.

4.3.

All lighting in Offices and Open areas to have slim fluorescent light fixtures—Axis Lighting, Beam 6—with energy-saving ballasts, all lamps to be Phillips Alto Energy Advantage Lamp-low mercury, long life, energy efficiency, reuse/recycle.

4.4.

All lighting in pantry/copy/IT areas to receive Axis Lighting, DIA 1’ x 4’ fluorescent light fixtures—with energy-saving ballasts, all lamps to be Phillips Alto Energy Advantage Lamp-low mercury, long life, energy efficiency, reuse/recycle.

4.5.	All lighting in Reception areas to have building standard down lights.

4.6.	All lighting in Conference rooms to have Axis Lighting, Beam 6 fluorescent slim 5” x 4’ light fixtures in ceiling tile area and building standard downlights along the perimeter.

4.7.	All Office lighting to be controlled by building standard wall mounted occupancy sensors with manual override switches. All open areas to get ceiling mounted occupancy sensors with an override switch.

4.8.	All receptacles to be “Leviton” Decora type, mounted at 15” A.F.F.

a.	Allow one (1) quad, one (1) duplex and one (1) data per Interior Office.

b.	Allow one (1) quad, and one (1) data per Workstation, when at wall. Or Junction box (“PIG-TAIL”) when ganged together. Electrification of work stations by tenant.

4.9.	Provide two (2) quad outlets on dedicated circuits for telecommunications equipment.

4.10.	Provide cleaning convenience receptacles where required.

4.11.	Tel. / Data outlet with 3⁄4” diameter conduit stub-up to be provided.

5.	Flooring

5.1.	All gypsum board partitions to get continuous 4” H. rubber wall base.

5.2.	Reception, Open work area, Pantry, IT and coat closet to receive exposed concrete floor finish.

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TAMARES REAL ESTATE

BUILDING STANDARD WORK LETTER FOR PRE-BUILT SUITES

1500 BROADWAY

5.3.	Offices and Conference rooms to receive new Carpet - direct glue down installation, using multipurpose adhesive with CRI green label plus (See spec’s attached).

6.	Wall Finishes

6.1.	All walls and columns to have (2) coats of Ecospec egg shell latex paint over Ecospec primer

6.2.	All hollow metals to be painted with (2) coats of Ecospec semi-gloss finish, paint over primer

6.3.	All convector enclosures to be painted Ecospec semi-gloss finish

6.4.	Walls at reception area to be covered with wallpaper. (See spec’s attached)

6.5.	Pantry backsplash to be full glass tiles. (See Spec’s attached)

7.	Architectural Woodwork

7.1.	Satin chrome hang rod and birch veneer hat shelf at coat closet.

7.2.	Oak or ash wood veneer door and frame.

7.3.	Plastic laminate counter with plastic laminate shelves at copy room.

7.4.	Plastic laminate top and bottom cabinets at pantry where applicable. Counter top at pantry to be solid surface. (See spec’s attached)

7.5.	Adhesives shall not contain urea-formalehyde resins and be able to achieve Greenguard indoor air quality certification.

8.	HVAC

8.1.	Base Building A/C units with standard low pressure duct distribution system.

8.2.	2x2 diffusers for supply and plenum return air. Titus diffusers for both S/A and R/A.

8.3.	A/C control - building standard.

8.4.	Air balancing by building approved balancing contractor.

9.	Fire Alarm

9.1.	Exit light as required by code.

9.2.	White strobe/speaker combination devices as required by code.

9.3.	Pull stations, fire warden station, elevator call button to be at ADA required height as required by code.

9.4.	Sprinkler coverage as required by code.

10.	Plumbing

10.1.	At pantry, stainless steel undermount sink with building standard faucet.

10.2.	Sanitary piping above ground shall be standard weight, no hub system.

10.3.	Cold and hot water piping shall be type L copper tubing, with 1” insulation.

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TAMARES REAL ESTATE

BUILDING STANDARD WORK LETTER FOR PRE-BUILT SUITES

1500 BROADWAY

11.	Miscellaneous

11.1.	Building standard metal convector enclosures from column to column or wall to wall.

11.2.	Window treatments to be Sol-R-Shade 2100 series. 10% openness. Color: P02 White

11.3.	Pantry appliances – Energy star stainless steel full height refrigerator, microwave and dishwasher.

11.4.	Stairwell doors to have panic hardware and closer (if required).

Note: All reference to specific supplier products shall be such product or equivalent. Any deviations from these Building Standards shall be at Tenant’s sole cost and expense are subject to Landlord’s approval.

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TAMARES REAL ESTATE

Building Standard Work Letter for PreBuilt Suites

1500 Broadway – Finish Specifications

July 28, 2017

General Paint (P-1)

Mfr: Benjamin Moore

Color: OC-65 Chantilly Lace

Eco spec WB (low odor, zero VOC) Latex Eggshell

Metal & Frames Paint (P-2)

Mfr: Benjamin Moore

Color: OC-65 Chantilly Lace

Eco spec WB (low odor, zero VOC) semi-gloss finish

Wailcovering – Reception (WC-1)

Mfr: Maharam

Style: Tek-Wall Foil 399601

Color: 003

Direct glue application

Carpet –General (C-1)

Mfr: Tandus

Style: Bella 60124

Color: Mineral Wool 02578

Direct glue down installation, CRI Green Label Plus

Stone Floor Tile Option 1 - Reception (CT-1)

Mfr: Stontech 1.0

Style: Stonbeige 1.0 Matte Finish

Size Tile: 24” x 24”

Stone Floor Tile Option 2 - Reception (CT-1)

Elevator Lobby floor leading into space

Mfr: Casalgrande Padana

Style: Pietre Native – Basaltina

Color: Pantelleria

Finish: Matte

Size Tile: 18” x 36”

Stone Floor Tile Option 3 – Reception or Pantry (CT-2)

Mfr: Casalgrande Padana – Pro Spec

Style: Cemento

Color: Cemento rasato bianco

Size Tiles: 12” x 24”

Stone Floor Tile Option 4 – Reception or Pantry (CT-2)

Mfr: Urbatek

Style: Town

Color: White,

Finish: Nature

Size Tiles: 12” x 24”

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TAMARES REAL ESTATE

Building Standard Work Letter for PreBuilt Suites

1500 Broadway – Finish Specifications

Hard Floor –Service Areas (HF-1)

Mfr: Johnsonite

Style: The Azrock collection, Vinyl Enhanced Tile

Color: CE103 White Chocolate

PVC-Free flooring, No VOC’s – 12” x 12” tile

Rubber Base – 4” H. (B-1)

Mfr: Johnsonite

Style: Millwork Wall base reveal

Color: Icicle 08

Wood Option A

Rift White Oak Wood Veneer – Office and Conference Room Fronts (WD-1)

Slip Matched rift cut Oak – match architect’s control sample

Medium Satin finish

Veneer to be FSC (Forestry Stewardship Council) certified.

Wood Option B

White Ash Wood Veneer – Office and Conference Room Fronts (WD-1)

Quartered White Ash — match architect’s control sample

Custom White Wash Lacquer finish

Veneer to be FSC (Forestry Stewardship Council) certified.

Birch Veneer Plywood coat shelf

Birch veneer

Two coats of clear lacquer finish

Counter top – Pantry (ST-1)

Mfr: Caesarstone

Color: Pure White 1141

1 1⁄4” Thickness

Backsplash – Pantry (GL-1)

Mfr: Walker Zanger

Item: 1ROKWHI1—1/2x6 G

Finish: Gloss Offset

Size: 1-1/2” x 6”, stacked or brick layout

Plastic Laminate – Upper & Lower Cabinets and Shelves (PL-1)

Mfr: Formica Color Core 2

Style: 7223C-90

Color: New White, Gloss Adhesives shall not contain urea-formaldehyde resins and to achieve Green Guard indoor air quality certification.

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